                                                                     EXHIBIT 2.1


                                                                  CONFORMED COPY
                                                                  --------------




          ____________________________________________________________
          ____________________________________________________________



                          AGREEMENT AND PLAN OF MERGER


                          dated as of October 25, 1995


                                  by and among


                                EMC CORPORATION,


                          EMC MERGER CORPORATION 1995


                                      and


                               McDATA CORPORATION



          ____________________________________________________________
          ____________________________________________________________

                               TABLE OF CONTENTS

TABLE OF DEFINED TERMS....................................................... iv

ARTICLE I      THE MERGER....................................................  1

Section 1.1    The Merger....................................................  1
Section 1.2    Consummation of the Merger....................................  1
Section 1.3    Effects of the Merger.........................................  1
Section 1.4    Certificate of Incorporation of the Surviving Corporation.....  1
Section 1.5    By-Laws of the Surviving Corporation..........................  2
Section 1.6    Directors and Officers of the Surviving Corporation...........  2
Section 1.7    Closing.......................................................  2

ARTICLE II     DETERMINATION OF EXCHANGE RATIO AND CONVERSION AND EXCHANGE
               OF SECURITIES.................................................  2

Section 2.1    Determination of Exchange Ratio...............................  2
Section 2.2    Conversion of Capital Stock...................................  3
Section 2.3    Exchange of Certificates......................................  4
Section 2.4    Dissenting Shares.............................................  6

ARTICLE III    REPRESENTATIONS AND WARRANTIES OF MCDATA......................  6

Section 3.1    Organization of McDATA........................................  6
Section 3.2    McDATA Capital Structure......................................  7
Section 3.3    Authority; No Conflict; Required Filings and Consents.........  8
Section 3.4    Financial Statements..........................................  9
Section 3.5    No Undisclosed Liabilities....................................  9
Section 3.6    Accounts Receivable...........................................  9
Section 3.7    Inventory.....................................................  9
Section 3.8    Absence of Certain Changes or Events.......................... 14
Section 3.9    Properties; Encumbrances...................................... 10
Section 3.10   Plant and Equipment........................................... 10
Section 3.11   Bank Accounts................................................. 10
Section 3.12   Taxes......................................................... 10
Section 3.13   Intellectual Property......................................... 11
Section 3.14   Contracts and Commitments..................................... 12
Section 3.15   Customers and Suppliers....................................... 13
Section 3.16   Orders, Commitments and Returns............................... 13
Section 3.17   Insurance..................................................... 13
Section 3.18   Labor Difficulties............................................ 14
Section 3.19   Litigation.................................................... 14
Section 3.20   Products Liability............................................ 14
Section 3.21   Environmental Matters......................................... 14
Section 3.22   Employee Benefit Plans........................................ 15
Section 3.23   Personnel..................................................... 16
Section 3.24   Agreements in Full Force and Effect........................... 16
Section 3.25   Compliance with Laws.......................................... 16
Section 3.26   Pooling of Interests.......................................... 16
Section 3.27   Insider Interets.............................................. 16

Section 3.28   Registration Statement:  Consent Solicitation/Prospectus...... 17
Section 3.29   No Existing Discussions....................................... 17
Section 3.30   Opinion of Financial Advisor.................................. 17
Section 3.31   Brokers and Finders........................................... 17
Section 3.32   Disclosure.................................................... 17

ARTICLE IV     REPRESENTATIONS AND WARRANTIES OF EMC AND SUB................. 17

Section 4.1    Organization of EMC and Sub................................... 17
Section 4.2    Capital Structure of EMC and Sub.............................. 18
Section 4.3    Authority; No Conflict; Required Filings and Consents......... 18
Section 4.4    SEC Filings; Financial Statements............................. 19
Section 4.5    Absence of Certain Changes or Events.......................... 19
Section 4.6    Registration Statement; Consent Solicitation/Prospectus....... 19
Section 4.7    Litigation.................................................... 20
Section 4.8    Brokers and Finders........................................... 20

ARTICLE V      CONDUCT OF BUSINESS........................................... 20

Section 5.1    Covenants of McDATA........................................... 20
Section 5.2    Cooperation................................................... 22

ARTICLE VI     ADDITIONAL AGREEMENTS......................................... 22

Section 6.1    No Solicitation............................................... 22
Section 6.2    Consent Solicitation/Prospectus;
                Registration Statement....................................... 22
Section 6.3    Letter of McDATA's Accountants................................ 23
Section 6.4    Access to Information......................................... 23
Section 6.5    Supplements to McDATA Disclosure Schedules.................... 23
Section 6.6    Approval of Stockholders...................................... 23
Section 6.7    Legal Conditions to Merger.................................... 24
Section 6.8    Public Disclosure............................................. 24
Section 6.9    Tax-Free Organization......................................... 24
Section 6.10   Pooling Accounting............................................ 24
Section 6.11   Affiliate Agreements.......................................... 24
Section 6.12   NYSE Listing.................................................. 25
Section 6.13   McDATA Stock Option Plans..................................... 25
Section 6.14   Consents...................................................... 25
Section 6.15   Additional Agreements; Reasonable Best Efforts................ 26

ARTICLE VII    CONDITIONS TO MERGER.......................................... 26

Section 7.1    Conditions to Each Party's Obligation to Effect the Merger.... 26
Section 7.2    Additional Conditions to Obligations of EMC and Sub........... 26
Section 7.3    Additional Conditions to Obligations of McDATA................ 28

ARTICLE VIII   SURVIVAL AND INDEMNIFICATION.................................. 28

Section 8.1    Survival...................................................... 28
Section 8.2    Indemnification by the McDATA Stockholders.................... 29
Section 8.3    Indemnification by EMC........................................ 29

Section 8.4    Procedures Relating to Indemnification........................ 29

ARTICLE IX     TERMINATION; FEES AND EXPENSES................................ 30

Section 9.1    Termination................................................... 30
Section 9.2    Effect of Termination......................................... 32
Section 9.3    Fees and Expenses............................................. 32

ARTICLE X      MISCELLANEOUS................................................. 33

Section 10.1   Amendment..................................................... 33
Section 10.2   Extension; Waiver............................................. 33
Section 10.3   Notices....................................................... 33
Section 10.4   Interpretation................................................ 34
Section 10.5   Counterparts.................................................. 34
Section 10.6   Entire Agreement; No Third Party Beneficiaries................ 34
Section 10.7   Governing Law................................................. 34
Section 10.8   Severability.................................................. 34
Section 10.9   Assignment.................................................... 34

Exhibit A      Computation of Net Quick Assets
Exhibit B      Exchange and Escrow Agreement
Exhibit C      Opinion of McDATA's Counsel
Exhibit D      Opinion of EMC's Counsel

                            TABLE OF DEFINED TERMS



                                            Cross Reference
                                            ---------------
Terms                                       In Agreement
-----                                       ------------

Acquisition Proposal......................  Section 6.1(a)
Acquisition Transaction...................  Section 9.3(f)
Agreement.................................  Preamble
Certificate of Merger.....................  Section 1.2
Certificate...............................  Section 2.3(b)
Certificates..............................  Section 2.3(b)
Claim.....................................  Section 8.4(a)
Closing...................................  Section 1.7
Closing Average...........................  Section 2.1(b)
Closing Date..............................  Section 1.7
Code......................................  Preamble
Confidentiality Agreement.................  Section 6.4
Consent Solicitation/Prospectus...........  Section 3.28
Conversion................................  Section 3.3(b)
Conversion Proposal.......................  Section 3.3(b)
Conversion Vote...........................  Section 3.3(b)
DGCL......................................  Section 1.1
Dissenting Shares.........................  Section 2.4(a)
Effective Time............................  Section 1.2
EMC.......................................  Preamble
EMC Common Stock..........................  Section 1.7
EMC Material Adverse Effect Qualifier.....  Section 7.3(a)
EMC Minimum...............................  Section 8.3(b)
EMC SEC Reports...........................  Section 4.4(a)
Environmental Claim.......................  Section 3.21(d)
Environmental Laws........................  Section 3.21(e)
ERISA.....................................  Section 3.22(a)
ERISA Affiliate...........................  Section 3.22(a)
Escrow Shares.............................  Section 2.1(b)
Exchange Act..............................  Section 3.25(b)
Exchange and Escrow Agent.................  Section 2.3(a)
Exchange and Escrow Agreement.............  Section 2.3(a)
Exchange Fund.............................  Section 2.3(a)
Exchange Ratio............................  Section 2.1(b)
Fixed Shares..............................  Section 2.1(b)
Fixed Shares Certificate..................  Section 2.3(a)
Governmental Entity.......................  Section 3.3(d)
HSR Act...................................  Section 3.3(d)
Indemnified Party.........................  Section 8.4(a)
Indemnifying Party........................  Section 8.4(a)
IRS.......................................  Section 3.12(e)
Loss......................................  Section 8.2(a)
Losses....................................  Section 8.2(a)
Material Adverse Effect...................  Section 3.1
Materials of Environmental Concern........  Section 3.21(f)

McDATA....................................  Preamble
McDATA Affiliate..........................  Section 6.11(a)
McDATA Affiliates.........................  Section 6.11(a)
McDATA Affiliate Agreement................  Section 6.11(a)
McDATA Affiliate Agreements...............  Section 6.11(a)
McDATA Balance Sheet......................  Section 3.4(a)
McDATA Bylaws.............................  Section 3.3(c)
McDATA Certificate of Incorporation.......  Section 3.3(c)
McDATA Class A Common Stock...............  Section 2.1(a)
McDATA Class B Common Stock...............  Section 2.1(a)
McDATA Closing Balance Sheet..............  Exhibit A
McDATA Closing Certificate................  Section 2.1(a)
McDATA Disclosure Letter..................  Article III
McDATA Employee Plans.....................  Section 3.22(a)
McDATA Financial Statements...............  Section 3.4(a)
McDATA Intellectual Property Rights.......  Section 3.13(a)
McDATA Material Adverse Effect Qualifier..  Section 7.2(a)
McDATA Minimum............................  Section 8.2(b)
McDATA Representative.....................  Section 8.2(c)
McDATA Series A Preferred Stock...........  Section 2.1(a)
McDATA Series B Preferred Stock...........  Section 2.1(a)
McDATA Stockholder........................  Section 2.1(a)
McDATA Stockholders.......................  Section 2.1(a)
McDATA Stock Option.......................  Section 2.2(d)
McDATA Stock Options......................  Section 2.2(d)
McDATA Stock Option Plans.................  Section 2.2(d)
McDATA Third Party Intellectual
  Property Rights.........................  Section 3.13(a)
Merger....................................  Preamble
Merger Consideration......................  Section 2.2(c)
Merger Proposal...........................  Section 3.3(b)
Merger Shares.............................  Section 2.1(b)
Merger Vote...............................  Section 3.3(b)
Net Quick Assets Amount...................  Section 2.1(a)
NYSE......................................  Section 2.1(b)
Registration Statement....................  Section 3.28
SEC.......................................  Section 3.3(d)
Section 9.1(i) Termination Period.........  Section 9.1(i)
Securities Act............................  Section 3.3(d)
Sub.......................................  Preamble
Sub By-laws...............................  Section 1.5
Sub Certificate of Incorporation..........  Section 1.4
Sub Common Stock..........................  Section 2.2(a)
Subsidiary................................  Section 2.2(b)
Superior Proposal.........................  Section 6.1(a)
Surviving Corporation.....................  Section 1.1
Taxes.....................................  Section 3.12(j)
Tax Return................................  Section 3.12(j)
Third Party...............................  Section 9.3(f)
Third Party Claim.........................  Section 8.4(b)
Warrants..................................  Section 2.1(a)
WSJ.......................................  Section 2.1(b)

                         AGREEMENT AND PLAN OF MERGER



         AGREEMENT AND PLAN OF MERGER, dated as of October 25, 1995 (this "Agreement"), by and among EMC Corporation, a Massachusetts corporation ("EMC"), EMC Merger Corporation 1995, a Delaware corporation and a wholly owned subsidiary of EMC ("Sub"), and McDATA Corporation, a Delaware corporation ("McDATA").

         WHEREAS, the Boards of Directors of EMC, Sub and McDATA deem it advisable and in the best interests of each corporation and its respective stockholders that EMC and McDATA combine in order to advance the long-term business interests of EMC and McDATA;

         WHEREAS, the strategic combination of EMC and McDATA shall be effected by the terms of this Agreement through a transaction in which Sub shall merge with and into McDATA, McDATA shall become a wholly owned subsidiary of EMC and the stockholders of McDATA shall become stockholders of EMC (the "Merger");

         WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

         WHEREAS, for accounting purposes, it is intended that the Merger shall be accounted for as a pooling of interests.

         NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the parties agree as follows:


                                   ARTICLE I

                                  THE MERGER

         Section 1.1  The Merger.  Subject to the terms and conditions of this
                      ----------
Agreement, at the Effective Time (as defined in Section 1.2), Sub shall merge with and into McDATA in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), and the separate corporate existence of Sub shall thereupon cease and McDATA shall continue as the Surviving Corporation. McDATA, in its capacity as the corporation surviving the Merger, is sometimes hereinafter referred to as the "Surviving Corporation."

         Section 1.2  Consummation of the Merger.  In order to effectuate the
                      --------------------------
Merger, on the Closing Date (as defined in Section 1.7), McDATA shall cause a certificate of merger (the "Certificate of Merger") to be filed with the Secretary of State of Delaware, in such form as required by, and executed in accordance with, the DGCL. The Merger shall be effective as of the time of filing of the Certificate of Merger (the "Effective Time").

         Section 1.3  Effects of the Merger. The Merger shall have the effects
                      ---------------------
provided for in Section 259 of the DGCL.

         Section 1.4  Certificate of Incorporation of the Surviving Corporation.
                      ---------------------------------------------------------
At and after the Effective Time, the Certificate of Incorporation of Sub, as in effect immediately prior to the Effective Time (the "Sub Certificate of Incorporation"), shall be the Certificate of Incorporation of the Surviving Corporation, until amended in accordance with the DGCL, except that the name of the Surviving Corporation shall be McDATA Corporation.

          Section 1.5  By-Laws of the Surviving Corporation.  At and after the
                       ------------------------------------
Effective Time, the By-laws of Sub (the "Sub By-laws"), as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation, until amended in accordance with the DGCL.

          Section 1.6  Directors and Officers of the Surviving Corporation.  The
                       ---------------------------------------------------
directors and officers of the Surviving Corporation shall be determined by EMC, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation.

          Section 1.7  Closing.  Subject to Section 9.1, the closing of the
                       -------
Merger (the "Closing") shall take place at 10:00 a.m., E.S.T., on the later of
(a) November 30, 1995 or (b) the first business day after satisfaction of the latest to occur of the conditions set forth in Section 7.1 (provided that the other closing conditions set forth in Article VII have been met or waived as provided in Article VII at or prior to the Closing), at the offices of Ireland, Stapleton, Pryor & Pascoe, P.C., Suite 2600, 1675 Broadway, Denver, Colorado 80202, or on such other date, or at such other time or place, as is agreed to in writing by EMC and McDATA; provided, however, that EMC may by notice to McDATA
                           --------  -------
extend the Closing for up to 90 days from the later of the dates specified in clause (a) or (b) if EMC determines in the good faith judgment of EMC's general counsel that the issuance of shares of common stock, $.01 par value per share, of EMC ("EMC Common Stock") in the Merger would require disclosure of material information which EMC has a bona fide business purpose for preserving as confidential. The date on which the Closing shall occur is referred to herein as the "Closing Date."


                                   ARTICLE II

                      DETERMINATION OF EXCHANGE RATIO AND
                     CONVERSION AND EXCHANGE OF SECURITIES

          Section 2.1  Determination of Exchange Ratio.
                       -------------------------------

                  (a) At the Closing, McDATA shall deliver to EMC a certificate, in form and substance satisfactory to EMC and signed by its Chief Executive Officer and Chief Financial Officer (the "McDATA Closing Certificate"), certifying (i) the amount of net quick assets of McDATA as of the Closing Date computed in accordance with Exhibit A hereto (the "Net Quick Assets Amount") and that such Net Quick Assets Amount was computed in accordance with Exhibit A, (ii) that all outstanding shares of (x) Series A Convertible Preferred Stock, par value $0.001 per share, of McDATA ("McDATA Series A Preferred Stock"), (y) Series B Convertible Preferred Stock, par value $0.001 per share, of McDATA ("McDATA Series B Preferred Stock") and (z) Class B Common Stock, par value $0.001 per share, of McDATA ("McDATA Class B Common Stock") have been converted into shares of Class A Common Stock, par value $0.001 per share, of McDATA ("McDATA Class A Common Stock"), (iii) that all outstanding warrants (the "Warrants") to purchase McDATA Class A Common Stock granted under a Warrant Agreement dated as of April 28, 1993 between McDATA and the entities listed on Schedule 1 thereto have been exercised (or if not exercised, shall not be exercised prior to Effective Time), (iv) the number of outstanding shares of McDATA Class A Common Stock, as of the Closing Date, and (v) by reference to a schedule to the McDATA Closing Certificate, a list of all the holders of shares of McDATA Class A Common Stock as such names appear on the stock transfer books of McDATA (individually, a "McDATA Stockholder" and collectively, the "McDATA Stockholders"), the number of shares of McDATA Class A Common Stock held by each such holder and the ownership interest percentage of each such holder determined by dividing the number of shares of McDATA Class A Common Stock held by such holder by the number of outstanding shares of McDATA Class A Common Stock, in each case, as of the Closing Date.

                  (b) The aggregate number of shares of EMC Common Stock to be issued in the Merger shall be the sum of (i) $180,000,000 divided by the average (the "Closing Average") of the closing prices of EMC Common Stock on the New York Stock Exchange (the "NYSE") composite tape as reported in The Wall Street
                                                               -------- ------
Journal (the "WSJ") on each of the ten trading days immediately preceding the
-------
Closing Date and (ii) the Net Quick Assets Amount divided by the Closing Average (such sum expressed as a number of shares of EMC Common Stock being hereinafter referred to as the "Merger Shares"). The number of Merger Shares to be issued in the Merger in exchange for each share of McDATA Class A Common Stock shall be the result of dividing (i) the aggregate number of Merger Shares (90% of such aggregate number of Merger Shares being hereinafter referred to as the "Fixed Shares" and the remaining 10% of such aggregate number of Merger Shares being hereinafter referred to as the "Escrow Shares") by (ii) the number of shares of McDATA Class A Common Stock outstanding on the Closing Date as reflected on the McDATA Closing Certificate (such result expressed as a ratio of the number of shares of EMC Common Stock to be issued in the Merger for each then outstanding share of McDATA Class A Common Stock (and representing a pro rata portion of Fixed Shares and Escrow Shares based on the portion the total of each of such Fixed Shares and Escrow Shares to be issued in the Merger shall represent of the total number of shares of EMC Common Stock to be issued in the Merger) is hereinafter referred to as the "Exchange Ratio").

          Section 2.2  Conversion of Capital Stock.  As of the Effective Time,
                       ---------------------------
by virtue of the Merger and without any action on the part of the holder of any shares of McDATA Class A Common Stock or capital stock of Sub:

                  (a)  Capital Stock of Sub. Each issued and outstanding share
                       --------------------
of Common Stock, par value $.01 per share ("Sub Common Stock"), of Sub shall be converted into and become one fully paid and nonassessable share of Common Stock, par value $.01 per share, of the Surviving Corporation.

                  (b)  Cancellation of Treasury Stock and EMC-Owned Stock. All
                       --------------------------------------------------
shares of McDATA Class A Common Stock that are owned by McDATA as treasury stock and any shares of McDATA Class A Common Stock owned by EMC, Sub or any other wholly owned Subsidiary (as defined below) of EMC shall be cancelled and retired and shall cease to exist and no stock of EMC or other consideration shall be delivered in exchange therefor. As used in this Agreement, the word "Subsidiary" means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interest in such partnership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

                  (c)  McDATA Common Stock. Subject to Sections 2.3 and 2.4,
                       -------------------
each issued and outstanding share of McDATA Class A Common Stock (other than shares of McDATA Class A Common Stock cancelled in accordance with Section 2.2(b) and any Dissenting Shares (as defined in Section 2.4)) shall be converted into the right to receive a number of fully paid and nonassessable shares of EMC Common Stock equal to the Exchange Ratio. All such shares of McDATA Class A Common Stock, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the shares of EMC Common Stock pursuant to this Section 2.2(c), any cash in lieu of fractional shares payable pursuant to Section 2.3(d) and any dividends or other distributions payable pursuant to Section 2.3(c), all to be issued or paid in consideration therefor upon the surrender of such certificate in accordance with Section 2.3 (collectively, the "Merger Consideration").

                  (d)  McDATA Stock Options. All options to purchase McDATA
                       --------------------
Class A Common Stock or McDATA Class B Common Stock (individually a "McDATA Stock Option" and collectively the

"McDATA Stock Options") granted under the 1988 Incentive Stock Option Plan, the 1990 Class B Stock Option Plan or the Director's Stock Option Plan (collectively, the "McDATA Stock Option Plans"), which are outstanding and not exercisable as of the Effective Time, will be assumed by EMC in accordance with
Section 6.13.

          Section 2.3  Exchange of Certificates.
                       ------------------------

                  (a)  Exchange Agent.  At the Closing, EMC and the McDATA
                       --------------
Representative (as defined in Section 8.2(c)) shall enter into an Exchange and Escrow Agreement substantially in the form of Exhibit B hereto (the "Exchange and Escrow Agreement") with a bank or trust company mutually acceptable to EMC and McDATA (the "Exchange and Escrow Agent"). As of the Effective Time, EMC shall deposit with the Exchange and Escrow Agent pursuant to the Exchange and Escrow Agreement, for the benefit of the holders of shares of McDATA Class A Common Stock, for exchange in accordance with this Section 2.3 and the Exchange and Escrow Agreement through the Exchange and Escrow Agent, certificates representing the shares of EMC Common Stock issuable pursuant to Section 2.2(c) in exchange for outstanding shares of McDATA Class A Common Stock. EMC shall deposit with the Exchange and Escrow Agent (i) for each McDATA Stockholder, one certificate representing the number of whole Fixed Shares issuable to such holder pursuant to Section 2.2(c) (a "Fixed Shares Certificate"); and (ii) for all McDATA Stockholders, one certificate representing the aggregate number of whole Escrow Shares. From time to time, EMC shall make available to the Exchange and Escrow Agent sufficient cash to make all cash payments in lieu of fractional shares pursuant to Section 2.3(d). All deposits with the Exchange and Escrow Agent pursuant to this Section 2.3(a) together with any dividends or distributions with respect to shares of EMC Common Stock as contemplated by
Section 2.3(c) are referred to herein as the "Exchange Fund."

                  (b)  Exchange Procedures. As soon as reasonably practicable
                       -------------------
after the Effective Time, the Exchange and Escrow Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of McDATA Class A Common Stock (individually, a "Certificate" and collectively, the "Certificates") whose shares were converted pursuant to Section 2.2(c) into the right to receive shares of EMC Common Stock (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange and Escrow Agent and shall be in such form and have such other provisions as EMC and McDATA may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of EMC Common Stock. Upon surrender of a Certificate for cancellation to the Exchange and Escrow Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor (i) promptly upon surrender of such Certificate, such holder's Fixed Shares Certificate, cash in lieu of any fractional share of EMC Common Stock payable pursuant to Section 2.3(d) with respect to Fixed Shares issuable to such holder pursuant to Section 2.2(c) and any dividends or other distributions payable pursuant to Section 2.3(c) with respect to Fixed Shares issuable to such holder pursuant to Section 2.2(c) and (ii) at the time and subject to the terms and conditions of the Exchange and Escrow Agreement, a certificate representing the number of whole Escrow Shares issuable to such holder pursuant to this Agreement and the Exchange and Escrow Agreement, cash in lieu of any fractional share of EMC Common Stock payable pursuant to Section 2.3(d) with respect to such Escrow Shares and any dividends or other distributions payable pursuant to Section 2.3(c) with respect to such Escrow Shares, and the Certificate so surrendered shall immediately be cancelled. Until surrendered as contemplated by this
Section 2.3(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of EMC Common Stock, cash in lieu of any fractional share of EMC Common Stock payable pursuant to Section 2.3(d) and any dividends or other distributions payable pursuant to Section 2.3(c).

          If any certificate representing shares of EMC Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered or any payment pursuant to Sections 2.3(c) or 2.3(d) is to be paid other than to the registered holder of the Certificate so surrendered, it shall be a condition of such exchange or payment, as the case may be, that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange or payment, as the case may be, shall pay any transfer or other taxes required by reason of the issuance of certificates for such shares of EMC Common Stock in a name other than that of, or payment to a person other than, as the case may be, the registered holder of the Certificate so surrendered.

          In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and if, after consulting with the McDATA Representative, EMC shall reasonably conclude that such affidavit does not adequately protect EMC or the Surviving Corporation, upon the posting by such person of a bond in such amount as EMC or the Surviving Corporation may reasonably direct as indemnity against any claim that may be made against either of them with respect to such Certificate, the Exchange and Escrow Agent will issue, as provided in this Section 2.3(b), in respect of such lost, stolen or destroyed Certificate the number of whole shares of EMC Common Stock to which such person has a right to receive pursuant to Section 2.2(c), cash in lieu of any fractional share of EMC Common Stock payable pursuant to Section 2.3(d) and any dividends or other distributions payable pursuant to Section 2.3(c).

                  (c)  Distributions with Respect to Unexchanged Shares. No
                       ------------------------------------------------
dividends or other distributions declared or made after the Effective Time with respect to EMC Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of EMC Common Stock represented thereby until the holder of record of such Certificate surrenders such Certificate, provided that there shall be paid to the record holder of the certificates representing whole shares of EMC Common Stock issued in exchange therefor, without interest, (i) at the time such holder receives such certificate, the amount of any dividends or other distributions with a record date after the Effective Time and a payment date prior to such time previously paid with respect to the whole shares of EMC Common Stock represented by such certificate and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time and a payment date subsequent to such time payable with respect to such whole shares of EMC Common Stock represented by such certificate.

                  (d)  No Fractional Shares. Notwithstanding any other provision
                       --------------------
of this Agreement, no certificate or scrip representing fractional shares of EMC Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or other distribution with respect to EMC Common Stock shall relate to any fractional shares of EMC Common Stock and such fractional share interests shall not entitle the owner thereof to vote or to any rights of a stockholder of EMC. In lieu of any such fractional shares, each holder of shares of McDATA Class A Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of EMC Common Stock (after taking into account all Certificates delivered by such holder) shall be paid an amount in cash, without interest, equal to such fractional part of a share of EMC Common Stock multiplied by the Closing Average.

                  (e)  Termination of Exchange Fund. Upon the expiration of the
                       ----------------------------
term of the Exchange and Escrow Agreement, any portion of the Exchange Fund which remains undistributed to the stockholders of McDATA on the first anniversary of the Effective Time shall be delivered to EMC, upon demand, and any McDATA Stockholders who have not previously complied with this Section 2.3 shall thereafter look only to EMC for payment of their claim for EMC Common Stock, any cash in lieu of fractional shares of EMC Common Stock and any dividends or distributions with respect to EMC Common Stock.

                  (f)  Closing of Stock Transfer Books. The stock transfer books
                       -------------------------------
of McDATA shall be closed as of the close of business on the first business day immediately preceding the Closing Date, and thereafter there shall be no further registration of transfers on the stock transfer books of McDATA or the Surviving Corporation of the shares of McDATA Class A Common Stock which were outstanding immediately prior to such time. If, after such time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Section 2.3.

                  (g)  No Liability. Neither EMC nor McDATA shall be liable to
                       ------------
any holder of shares of McDATA Class A Common Stock or EMC Common Stock, as the case may be, for such shares (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

          Section 2.4  Dissenting Shares.
                       -----------------

                  (a) Notwithstanding any other provision of this Agreement to the contrary, shares of McDATA Class A Common Stock that are outstanding immediately prior to the Effective Time and which are held by McDATA Stockholders who shall have not voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing appraisal for such shares in accordance with Section 262 of the DGCL and who shall not have withdrawn such demand or otherwise have forfeited appraisal rights (collectively, the "Dissenting Shares") shall not be converted into or represent the right to receive the Merger Consideration. Such McDATA Stockholders shall be entitled to receive payment of the appraised value of such shares of McDATA Class A Common Stock held by them in accordance with the provisions of such
Section 262, except that all Dissenting Shares held by McDATA Stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares of McDATA Class A Common Stock under such Section 262 shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without interest, the Merger Consideration upon surrender, in the manner provided in Section 2.3 of the certificate or certificates which immediately prior to the Effective Time represented such shares of McDATA Class A Common Stock.

                  (b) McDATA shall give EMC (i) prompt notice of any demands for appraisal received by McDATA, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by McDATA and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. McDATA shall not, except with the prior written consent of EMC, make any payment with respect to any demands for appraisal, or offer to settle, or settle, any such demands.


                                  ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF MCDATA

          McDATA represents and warrants to EMC and Sub that the statements contained in this Article III are true and correct, except as set forth in the disclosure letter delivered by McDATA to EMC on or before the date of this Agreement (the "McDATA Disclosure Letter"). The McDATA Disclosure Letter shall be arranged in sections corresponding to the numbered and lettered sections contained in this Article III and the disclosure in any section shall qualify only the corresponding section in this Article III.

          Section 3.1  Organization of McDATA.  Each of McDATA and its
                       ----------------------
Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power to own, lease and operate its property and to carry on its business as now being conducted and as proposed to be conducted and is duly qualified or licensed to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified or licensed would, in the aggregate, have or result in a material adverse effect on the prospects, business, assets (including intangible assets), properties, liabilities, results of operations or condition (financial or otherwise) ("Material Adverse Effect") of McDATA (taken separately) or McDATA and its Subsidiaries (taken as a whole). Neither McDATA nor any of its Subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

          Section 3.2  McDATA Capital Structure.
                       ------------------------

                  (a) The authorized capital stock of McDATA consists (i) of 11,500,000 shares of Common Stock, par value $0.001 per share, of which 10,000,000 are designated as McDATA Class A Common Stock and 1,500,000 are designated as McDATA Class B Common Stock, and (ii) 5,000,000 shares of Preferred Stock, par value $0.001 per share, of which 27,520 are designated McDATA Series A Preferred Stock and 1,121,425 are designated McDATA Series B Preferred Stock. As of the date of this Agreement, (i) 3,154,936 shares of McDATA Class A Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable, and 82,782 shares of McDATA Class A Common Stock are held in the treasury of McDATA or by Subsidiaries of McDATA; (ii) 268,145, 27,520 and 1,121,425 shares of McDATA Class A Common Stock are reserved for future issuance upon conversion of the McDATA Class B Common Stock, McDATA Series A Preferred Stock and McDATA Series B Preferred Stock, respectively;
(iii) 169,163 shares of McDATA Class A Common Stock are reserved for future issuance pursuant to stock options granted and outstanding under the McDATA Stock Option Plans; (iv) 986 shares of McDATA Class A Common Stock are reserved for future issuance pursuant to the Warrants; (v) 203,140 shares of McDATA Class B Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable, and 17,473 shares of McDATA Class B Common Stock are held in the treasury of McDATA or by Subsidiaries of McDATA; (vi) 56,599 shares of McDATA Class B Common Stock are reserved for future issuance pursuant to stock options granted and outstanding under the McDATA Stock Option Plans;
(vii) 27,520 shares of McDATA Series A Preferred Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable, and no shares of McDATA Series A Preferred Stock are held in the treasury of McDATA or by Subsidiaries of McDATA; and (viii) 1,121,425 shares of McDATA Series B Preferred Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable, and no shares of McDATA Series B Preferred Stock are held in the treasury of McDATA or by any Subsidiary of McDATA. All shares of McDATA Class A Common Stock or Class B Common Stock subject to issuance as specified above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and nonassessable. All of the outstanding shares of capital stock of each of McDATA's Subsidiaries are duly authorized, validly issued, fully paid and nonassessable and all such shares (other than directors' qualifying shares in the case of foreign Subsidiaries) are owned by McDATA or a Subsidiary of McDATA free and clear of all security interests, liens, claims, pledges, agreements, limitations in McDATA's voting rights, charges or other encumbrances of any nature.

                  (b) Except as set forth in Section 3.2(a), there are no equity securities of any class of McDATA or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding. Except as set forth in Section 3.2(a), there are no options, warrants, calls, rights, commitments or agreements of any character to which McDATA or any of its Subsidiaries is a party, or by which McDATA or any of its Subsidiaries is bound, obligating McDATA or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of McDATA or any of its Subsidiaries or obligating McDATA or any of its Subsidiaries to grant, extend or accelerate the vesting of or enter into any such option, warrant, call, right, commitment or agreement. There are no voting trusts, proxies or other agreements or understandings with respect to the shares of capital stock of McDATA. There are no obligations, contingent or otherwise, of McDATA or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of McDATA or any of its Subsidiaries or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other entity.

                  (c) As of the date of this Agreement, (i) the amount of accrued and unpaid dividends with respect to all outstanding shares of McDATA Series A Preferred Stock equals $1,078.80, (ii) the amount of accrued and unpaid dividends with respect to all outstanding shares of McDATA Series B Preferred Stock equals $50,722.90 and (iii) there are no accrued and unpaid dividends with respect to any outstanding shares of McDATA Class A Common Stock or McDATA Class B Common Stock.

          Section 3.3  Authority; No Conflict; Required Filings and Consents.
                       -----------------------------------------------------

                  (a) McDATA has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of McDATA, subject only to the approvals of McDATA's stockholders specified in Section 3.3(b). This Agreement has been duly executed and delivered by McDATA and constitutes a valid and binding obligation of McDATA, enforceable in accordance with its terms.

                  (b) The affirmative vote of the (i) holders of a majority of the outstanding shares of McDATA Class A Common Stock, voting as a separate class, (ii) holders of a majority of the outstanding shares of McDATA Class B Common Stock, voting as a separate class, and (iii) holders of 66 2/3% of the outstanding shares of McDATA Series A Preferred Stock and McDATA Series B Preferred Stock, voting together as a single class, are the only votes (collectively, the "Merger Vote") of the holders of any class or series of McDATA's capital stock necessary to approve this Agreement and the Merger. The affirmative vote of the holders of 66 2/3% of the outstanding shares of McDATA Series A Preferred Stock and McDATA Series B Preferred Stock, voting together as a single class (the "Conversion Vote"), are the only votes required to automatically convert all outstanding shares of McDATA Series A Preferred Stock, McDATA Series B Preferred Stock and McDATA Class B Common Stock into McDATA Class A Common Stock (the "Conversion"). The Board of Directors of McDATA (at a meeting duly called and held) has unanimously (w) approved this Agreement, the Merger and the transactions contemplated hereby (the "Merger Proposal"), (x) approved the conversion of all the outstanding shares of McDATA Series A Preferred Stock and McDATA Series B Preferred Stock into McDATA Class A Common Stock (the "Conversion Proposal"), (y) determined that the Merger Proposal and the Conversion Proposal are fair to and in the best interests of the holders of capital stock of McDATA and (z) determined to recommend the Merger Proposal and the Conversion Proposal to the holders of McDATA capital stock entitled to vote for such approval and adoption.

                  (c) The execution and delivery of this Agreement by McDATA does not, and the consummation of the transactions contemplated by this Agreement will not, (i) conflict with, or result in any violation or breach of any provision of the Amended and Restated Certificate of Incorporation ("McDATA Certificate of Incorporation"), or the Bylaws (the "McDATA Bylaws"), of McDATA,
(ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which McDATA or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or (iii) conflict or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to McDATA or any of its Subsidiaries or any of its or their properties or assets, except in the case of (ii) and (iii) for any such violations, breaches, defaults, terminations, cancellations, accelerations or conflicts which would not, in the aggregate, have a Material Adverse Effect on McDATA (taken separately) or McDATA and its Subsidiaries (taken as a whole) or impair the ability of McDATA to consummate the transactions contemplated by this Agreement.

                  (d) No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality ("Governmental Entity"), is required by or with respect to McDATA or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the pre-merger notification report under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR Act"), (ii) the filing of a Registration Statement on Form S-4 with the Securities and Exchange Commission ("SEC") in accordance with the Securities Act of 1933, as amended (the "Securities Act"), (iii) the filing of the Certificate of Merger with the Delaware Secretary of State, (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and (v) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not, in the aggregate, have a Material Adverse Effect on McDATA (taken separately) or McDATA and its Subsidiaries (taken as a whole) or impair the ability of McDATA to consummate the transactions contemplated by this Agreement.

          Section 3.4  Financial Statements.
                       --------------------

                  (a)  McDATA has heretofore delivered or made available to EMC:
(i) consolidated balance sheets of McDATA as at December 30, 1994, December 31, 1993, December 25, 1992 and consolidated statements of operations, cash flows and changes in common stock and other stockholders' equity for each of the years then ended, audited by Price Waterhouse LLP, independent certified public accountants whose audit reports thereon are included therein; and (ii) an unaudited consolidated statement of financial position as at September 29, 1995 (the "McDATA Balance Sheet") and an unaudited statement of operations for the nine month period then ended (collectively, the "McDATA Financial Statements").

                  (b) Each of the McDATA Financial Statements (including, in each case, any related notes), complied, as of their respective dates, in all material respects with all applicable accounting requirements with respect thereto, was prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved and fairly presented the consolidated financial position of McDATA and its Subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the McDATA Balance Sheet and interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

                  (c) The McDATA Closing Balance Sheet (as defined in Exhibit A hereto) shall comply, as of the date thereof, in all material respects with all applicable accounting requirements with respect thereto, shall be prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved and with the McDATA Financial Statements and fairly present the consolidated financial position of McDATA and its Subsidiaries as at the date thereof, except that the McDATA Closing Balance Sheet and interim financial statements shall be subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount. The net quick assets of McDATA as of the Closing Date computed in accordance with Exhibit A hereto shall not be less than the Net Quick Assets Amount.

          Section 3.5  No Undisclosed Liabilities.  McDATA and its Subsidiaries
                       --------------------------
do not have any liabilities or obligations (whether accrued, contingent, due or to become due or whether or not required to be reflected in financial statements in accordance with generally accepted accounting principles) other than (i) liabilities reflected in the McDATA Balance Sheet or (ii) normal or recurring liabilities incurred since September 29, 1995 in the ordinary course of business consistent with past practices. McDATA does not have any liability or obligation with respect to the dividend that McDATA gave notice of its intent to declare and pay by notice dated September 7, 1995 and no holder of any capital stock of McDATA has any right to cause McDATA to declare or pay (or otherwise with respect to) such dividend.

          Section 3.6  Accounts Receivable.  All accounts receivable of McDATA,
                       -------------------
whether reflected in the McDATA Balance Sheet or otherwise, represent sales actually made in the ordinary course of business, and are current and collectible net of any reserves shown on the McDATA Balance Sheet (which reserves were calculated consistent with past practices).

          Section 3.7  Inventory.  All of the inventories of McDATA are of a
                       ---------
quality usable and salable in the ordinary course of business and have been valued in accordance with generally accepted accounting principles consistent with past practice, except for items of obsolete materials and materials of below-standard quality, all of which have been written off or written down to fair market value consistent with past practices. All inventories not written off have been priced at the lower of cost or market using average cost and the specific identification method determined in the ordinary course of business consistent with past practices. All work in process and finished goods inventory is free of any material defect or other deficiency.

          Section 3.8  Absence of Certain Changes or Events.  Since the date of
                       ------------------------------------
the McDATA Balance Sheet, McDATA and its Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practices and, since such date, there has not been: (i) any material adverse change in the prospects, business assets (including intangible assets), properties, liabilities, results of operations or condition (financial or otherwise) of McDATA (taken separately) or McDATA and any of its Subsidiaries (taken as a whole); or (ii) any action or event that would have required the consent of EMC pursuant to Section 5.1 had such action or event occurred after the date of this Agreement.

          Section 3.9  Properties; Encumbrances.  McDATA and each of its
                       ------------------------
Subsidiaries have good, valid and marketable title to, or a valid leasehold interest in, all the properties and assets which it purports to own or lease (real, personal and mixed, tangible and intangible), including, without limitation, all the properties and assets reflected in the McDATA Balance Sheet (except for personal property sold since the date of the McDATA Balance Sheet in the ordinary course of business and consistent with past practices). All properties and assets reflected in the McDATA Balance Sheet are free and clear of all title defects or objections, liens, claims, charges, security interests or other encumbrances of any nature whatsoever, except for liens reflected on the McDATA Balance Sheet and liens for current taxes not yet due and other liens that do not materially detract from the value or impair the use of the property or assets subject thereto.

          Section 3.10  Plant and Equipment.  The plant and structures, to
                        -------------------
McDATA's knowledge, and test equipment of McDATA are structurally sound with no material defects and are in good operating condition and repair and are adequate for the uses to which they are being put; and none of such plants or structures, to McDATA's knowledge, or equipment are in need of maintenance and repairs except for ordinary, routine maintenance and repairs which are not material in nature or cost. McDATA has not received notification that it is in violation of any applicable building, zoning, anti-pollution, health or other law, ordinance or regulation in respect of its plants or structures or their operations and no such violation exists.

          Section 3.11  Bank Accounts.  Section 3.11 of the McDATA Disclosure
                        -------------
Letter sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which McDATA maintains safe deposit boxes or accounts of any nature and the names of all persons authorized to draw thereon, make withdrawals therefrom or have access thereto.

          Section 3.12  Taxes.
                        -----

                  (a) McDATA and each of its Subsidiaries have filed all federal, and all state, local, foreign and provincial Tax Returns (as defined herein) required to have been filed on or prior to the date hereof, or appropriate extensions therefor have been properly obtained, and such Tax Returns are true, correct and complete, except to the extent that any failure to be true, correct and complete would not, individually or in the aggregate, have a Material Adverse Effect on McDATA (taken separately) or McDATA and its Subsidiaries (taken as a whole).

                  (b) All Taxes (as defined herein) shown to be due on such Tax Returns have been timely paid or such Taxes are being contested in good faith and in a timely manner, and McDATA and each of its Subsidiaries have complied with all rules and regulations relating to the withholding of Taxes, except to the extent that any failure to comply with such rules and regulations would not, individually or in the aggregate, have a Material Adverse Effect on McDATA (taken separately) or McDATA and its Subsidiaries (taken as a whole).

                  (c) There are no material liens for Taxes on the assets of McDATA or any of its Subsidiaries except for statutory liens for current Taxes not yet due.

                  (d) Neither McDATA nor any of its Subsidiaries has waived any statute of limitations in respect of its Taxes.

                  (e) Any Tax Returns relating to federal and state income Taxes have not been examined by the Internal Revenue Service ("IRS") or the appropriate state taxing authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired.

                  (f) No issues that have been raised by the relevant taxing authority in connection with the examination of such Tax Returns are currently pending.

                  (g) All deficiencies asserted or assessments made as a result of any examination of such Tax Returns by any taxing authority (i) have been paid in full or (ii) are being contested timely, properly and in good faith. The charges, accruals and reserves on the books of McDATA and its Subsidiaries in respect of Taxes have been established and maintained (in accordance with generally accepted accounting principles).

                  (h) Neither McDATA nor any of its Subsidiaries is a party to any agreement, contract or arrangement that could result, separately, or in the aggregate, in the payment of any "excess parachute payments" within Section 280G of the Code.

                  (i) Neither McDATA nor any of its Subsidiaries is required to include in income any adjustment pursuant to Section 481(a) of the Code by reason of a voluntary change in accounting method (nor has any taxing authority proposed any such adjustment or change in accounting method).

                  (j) For purposes of this Agreement: (i) "Taxes" means any federal, state, local, foreign or provincial income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or added minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, imposed by any governmental entity; and (ii) "Tax Return" means any return, report or similar statement (including any attached schedules) required to be filed with respect to any Tax, including any information return, claim for refund, amended return or declaration of estimated Tax.

          Section 3.13  Intellectual Property.
                        ---------------------

                  (a) McDATA and its Subsidiaries own, or have a valid license to use or otherwise possess legally enforceable rights to use, all patents and applications for patents, trademarks, trade names, service marks, copyrights, maskworks, schematics, technology, know-how, trade secrets, computer software programs or applications and tangible or intangible proprietary information or material that are necessary to conduct the businesses of McDATA or any of its Subsidiaries as currently conducted (collectively, the "McDATA Intellectual Property Rights"), except for such McDATA Intellectual Property Rights the absence of which would not have a Material Adverse Effect on McDATA (taken separately) or McDATA and its Subsidiaries (taken as a whole). Section 3.13 of the McDATA Disclosure Letter lists (i) all patents and patent applications and all trademarks, registered copyrights, computer software programs, maskworks, trade names and service marks, which are material to the businesses of McDATA or any of its Subsidiaries and are McDATA Intellectual Property Rights, including all registrations and applications for registrations thereof and the jurisdictions in which each such McDATA Intellectual Property Right has been issued or registered or in which any such application for such issuance and registration has been filed, (ii) all material licenses, sublicenses and other agreements as to which McDATA or any of its Subsidiaries is a party and pursuant to which any person is authorized to use any McDATA Intellectual Property Rights and (iii) all material licenses, sublicenses and other agreements as to which McDATA or any of its Subsidiaries is a party and pursuant to which McDATA or any of its Subsidiaries is authorized to use any third party patents, trademarks, service marks, copyrights (including software), trade secrets, technology or know-how ("McDATA Third Party Intellectual Property Rights") which are material to the business of McDATA or any of its Subsidiaries.

                  (b) McDATA is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other agreement relating to the McDATA Intellectual Property Rights or McDATA Third Party Intellectual Property Rights, the breach of which would have a Material Adverse Effect on McDATA (taken separately) or McDATA and its Subsidiaries (taken as a whole).

                  (c) All patents and all trademark, service mark and copyright registrations held by McDATA are, to McDATA's knowledge, valid and are subsisting, in full force and effect and have been duly maintained. McDATA (i) is not, and has not been, a party to any suit, action or proceeding which involves a claim of infringement, invalidity, misuse or abandonment of any patents, trademarks, service marks, copyrights (including computer software programs) or violation of any trade secret or other proprietary right of any third party, and does not otherwise have knowledge of any such claim; (ii) has no knowledge that the manufacturing, marketing, licensing, sale, distribution or use of its products or services infringes or violates any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party, which such violation or infringement would have a Material Adverse Effect on McDATA (taken separately) or McDATA and its Subsidiaries (taken as a whole); and (iii) has no knowledge that any third party is violating or infringing any McDATA Intellectual Property Rights, which such violation or infringement would have a Material Adverse Effect on McDATA (taken separately) or McDATA and its Subsidiaries (taken as a whole).

          Section 3.14  Contracts and Commitments.  Section 3.14 of the McDATA
                        -------------------------
Disclosure Letter contains a list of all material agreements, contracts, leases or other commitments in effect to which McDATA or any of its Subsidiaries is a party, copies of each of which have been delivered to or have been made available to EMC prior to the date of this Agreement. Except as set forth in
Section 3.14 of the McDATA Disclosure Letter:

                  (a) All such agreements, contracts, leases and commitments are in full force and effect and are valid, binding and enforceable in accordance with their respective terms;

                  (b) No purchase contracts of McDATA or any of its Subsidiaries continue for a period of more than 12 months or are in excess of the normal, ordinary and usual requirements of McDATA's business or require payment of more than $250,000;

                  (c) There are no outstanding sales contracts of McDATA or any of its Subsidiaries which continue for a period of more than 12 months or would have resulted in any material loss to McDATA or any of its Subsidiaries upon completion or performance thereof if McDATA or any of its Subsidiaries had remained a stand-alone entity, after allowance for direct or indirect distribution expenses, nor are there any outstanding contracts or bids quoting prices or terms which would have resulted in an operating loss for the contract if McDATA or any of its Subsidiaries had remained a stand-alone entity, nor are there any outstanding proposals of McDATA or any of its Subsidiaries which, if accepted by the recipient thereof, would constitute a binding contract as to McDATA or any of its Subsidiaries;

                  (d) McDATA or any of its Subsidiaries has no outstanding contracts with officers, employees, agents, consultants, advisors, salespeople, sales representatives, distributors or dealers that are not cancelable by it on notice of not longer than 30 days and without liability, penalty or premium or that provide for the payment of any bonus or commission based on sales or earnings;

                  (e) McDATA or any of its Subsidiaries has no employment agreement, or any other agreement that contains any severance or termination pay liabilities or obligations;

                  (f) McDATA or any of its Subsidiaries is not in default under or in violation of, nor is there any basis for any valid claim of default under or in violation of, any material agreement, contract, lease or commitment to which it is a party or by which it is bound;

                  (g) McDATA or any of its Subsidiaries has no officer, director or employee to whom it is paying compensation at an annual rate, excluding commissions, of more than $85,000;

                  (h) McDATA or any of its Subsidiaries is not restricted by any agreement, contract or commitment from carrying on its business anywhere in the world;

                  (i) McDATA or any of its Subsidiaries does not have any debt obligation for borrowed money, including guarantees of or agreements to acquire any such debt obligation of others;

                  (j) McDATA or any of its Subsidiaries does not have any outstanding loan to any person, other than travel advances to employees in the ordinary course of business consistent with past practices; and

                  (k) McDATA or any of its Subsidiaries does not have any power of attorney outstanding or any obligations or liabilities (whether absolute, accrued, contingent or otherwise), as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any person, corporation, partnership, joint venture, association, organization or other entity.

          Section 3.15  Customers and Suppliers.  Sections 3.15(a) and (b) of
                        -----------------------
the McDATA Disclosure Letter respectively set forth (a) the largest customer of McDATA and its Subsidiaries in terms of sales during the fiscal year ended December 30, 1994, showing the approximate total sales by McDATA and its Subsidiaries to such customer during the fiscal year ended December 30, 1994 (and no other customer of McDATA and its Subsidiaries will account for more than 2% of their sales during the 1995 fiscal year); and (b) a list of the five largest suppliers of McDATA in terms of purchases during the fiscal year ended December 30, 1994, showing the approximate total purchases by McDATA from each supplier during the fiscal year ended December 30, 1994 (and no other supplier of McDATA and its Subsidiaries accounted for more than 2% of their purchases during such fiscal year). Since December 30, 1994, there has not been any material adverse change in the business relationship of McDATA with the customer or any supplier named in Sections 3.15(a) and 3.15(b) of the McDATA Disclosure Letter.

          Section 3.16  Orders, Commitments and Returns.  Section 3.16(a) of the
                        -------------------------------
McDATA Disclosure Letter sets forth the aggregate amounts of all accepted and unfilled orders entered into by McDATA or any of its Subsidiaries as of October 13, 1995, all of which orders have been made in the ordinary course of business.
Section 3.16(b) of the McDATA Disclosure Letter sets forth as of October 13, 1995 each claim against McDATA or any of its Subsidiaries to return in excess of an aggregate of $10,000 of its product by reason of alleged overshipments, defective merchandise or otherwise or by reason of an understanding that such product would be returnable.

          Section 3.17  Insurance.  Section 3.17 of the McDATA Disclosure Letter
                        ---------
contains an accurate and complete list of all policies of fire, liability, workers' compensation and other forms of insurance, including, but not limited to, all group insurance programs in effect for employees of McDATA or any of its Subsidiaries, owned or held by McDATA or any of its Subsidiaries. All such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the date of the Closing have been paid and no notice of cancellation or termination has been received with respect to any such policy. Such policies (i) are sufficient for compliance with all requirements of law and of all agreements to which McDATA or any of its Subsidiaries is a party; (ii) are valid, outstanding and enforceable policies;
(iii) provide insurance coverage for the assets and operations of McDATA or any of its Subsidiaries in scope and amount customary and reasonable for the business in which it is engaged; (iv) will remain in full force and effect through the respective dates set forth in Section 3.17 of the McDATA Disclosure Letter without the payment of additional premiums; and (v) will not in any way be affected by or terminate or lapse by reason of, the transactions contemplated by this Agreement. Since December 30, 1994, neither McDATA nor any of its Subsidiaries has been refused any insurance with respect to its assets or operations, nor has its coverage been limited, by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance.

          Section 3.18  Labor Difficulties.  None of the employees of McDATA or
                        ------------------
any of its Subsidiaries are represented by a union. McDATA believes it (i) is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours and (ii) is not engaged in any unfair labor practice.

          Section 3.19  Litigation.  There is no action, suit or proceeding,
                        ----------
claim, arbitration or investigation pending or, to the best knowledge of McDATA, threatened against McDATA or any of its Subsidiaries which would have or result in a Material Adverse Effect on McDATA (taken separately) or McDATA and its Subsidiaries (taken as a whole) or impair the ability of McDATA to consummate the transactions contemplated by this Agreement.

          Section 3.20  Products Liability.  There is no action, suit, claim,
                        ------------------
inquiry, proceeding or investigation by or before any court or governmental or other regulatory or administrative agency or commission pending or, to McDATA's best knowledge, threatened against or involving McDATA or any of its Subsidiaries relating to any product alleged to have been developed or marketed by McDATA or any of its Subsidiaries and alleged to have been defective, or improperly designed or manufactured, nor, to McDATA's best knowledge, is there any valid basis for any such action, proceeding or investigation.

          Section 3.21  Environmental Matters.
                        ---------------------

                  (a) McDATA and its Subsidiaries are in full compliance with all applicable Environmental Laws (as defined below); neither McDATA nor any of its Subsidiaries have received any communication (written or oral), whether from a governmental authority, citizens group, employee or otherwise, that alleges that McDATA or any of its Subsidiaries are not in such full compliance; and, to McDATA's best knowledge, there are no circumstances that may prevent or interfere with such full compliance in the future.

                  (b) There is no Environmental Claim (as defined below), pending or threatened against McDATA or any of its Subsidiaries or, to McDATA's best knowledge, against any person or entity whose liability for any Environmental Claim McDATA or any of its Subsidiaries have or may have retained or assumed either contractually or by operation of law.

                  (c) There are no past or present actions, activities, circumstances, conditions, events or incidents, including the release, emission, discharge or disposal of any Material of Environmental Concern (as defined below), that could form the basis of any Environmental Claim against McDATA or any of its Subsidiaries or, to McDATA's best knowledge, against any person or entity whose liability for any Environmental Claim McDATA or any of its Subsidiaries have or may have retained or assumed either contractually or by operation of law.

                  (d) "Environmental Claim" means any notice (written or oral) by any person or entity alleging potential liability arising out of, based on or resulting from (i) the presence, or release into the environment, of any Material of Environmental Concern at any location, whether or not owned by McDATA or any of its Subsidiaries or (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

                  (e) "Environmental Laws" means all federal, state, local and foreign laws and regulations relating to pollution or protection of human health or the environment including laws and regulations relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

                  (f) "Materials of Environmental Concern" means chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products.

          Section 3.22  Employee Benefit Plans.
                        ----------------------

                  (a) McDATA has set forth in Section 3.22(a) of the McDATA Disclosure Letter all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and all bonus, stock option, stock appreciation right, restricted stock, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar employee benefit plans, and all unexpired employment or severance agreements, written or otherwise, for the benefit of, or relating to, any current or former employee of McDATA or any trade or business (whether or not incorporated) which is under common control with McDATA (an "ERISA Affiliate") within the meaning of section 414 of the Code, or any Subsidiary of McDATA (together, the "McDATA Employee Plans").

                  (b) With respect to each McDATA Employee Plan, McDATA has made available to EMC a true and correct copy of (i) the most recent annual report (Form 5500) filed with the IRS, (ii) such McDATA Employee Plan and the most recent summary plan description thereof, (iii) each trust agreement and group annuity contract, if any, relating to such McDATA Employee Plan and (iv) the most recent actuarial report or valuation relating to a McDATA Employee Plan subject to Title IV of ERISA.

                  (c) With respect to the McDATA Employee Plans, individually and in the aggregate, no event has occurred, and to the best knowledge of McDATA, there exists no condition or set of circumstances in connection with which McDATA could be subject to any liability that would have a Material Adverse Effect on McDATA (taken separately) or McDATA and its Subsidiaries (taken as a whole) under ERISA, the Code or any other applicable law (including the law of contracts) and that is not properly accounted for on the McDATA Balance Sheet.

                  (d) With respect to each of the McDATA Employee Plans that is subject to Title IV of ERISA, the present value of accrued benefits under such plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such plan's actuary with respect to such plan, did not, as of its latest valuation date, exceed the then current value of the assets of such plan allocable to such accrued benefits.

                  (e) Full payment has been made, or will be made in accordance with section 404(a)(6) of the Code, of all amounts that McDATA, any Subsidiary of McDATA or any ERISA Affiliate is required to pay under the terms of each of the McDATA Employee Plans and section 412 of the Code, and McDATA will pay or cause to be paid all such amounts properly accrued through the Closing Date with respect to the current plan year thereof on or prior to the Closing Date or all such amounts will be properly recorded on the McDATA Balance Sheet; and none of the McDATA Employee Plans or any trust established thereunder has incurred any "accumulated funding deficiency" (as defined in section 302 of ERISA and section 412 of the Code), whether or not waived, as of the last day of most recent fiscal year of each of the McDATA Employee Plans ended prior to the date of this Agreement.

                  (f) None of the McDATA Employee Plans is a "multiemployer pension plan," as such term is defined in section 3(37) of ERISA.

                  (g) Each of McDATA Employee Plans that is intended to be "qualified" within the meaning of section 401(a) of the Code is so qualified.

                  (h) Neither McDATA nor any of its Subsidiaries is a party to any oral or written (i) agreement with any officer or other key employee of McDATA or any of its Subsidiaries, the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving McDATA of the nature contemplated by this Agreement, (ii) agreement with any officer of McDATA providing any term of employment or compensation guarantee or (iii) agreement or plan, including any stock option plan, stock appreciation right plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

          Section 3.23  Personnel.
                        ---------

                  (a) Section 3.23(a) of the McDATA Disclosure Letter sets forth a true and complete list of:

                          (i) the names and current salaries of all directors and elected and appointed officers of McDATA, the number of shares of McDATA Class A Common Stock, McDATA Class B Common Stock, McDATA Series A Preferred Stock or McDATA Series B Preferred Stock owned beneficially or of record, or both, by each such person and the family relationships, if any, among such persons; and

                         (ii) the wage rates for nonsalaried and nonexecutive salaried employees of McDATA, by classification.

                  (b) Section 3.23(b) of the McDATA Disclosure Letter sets forth a summary of McDATA's policy concerning pay raises for officers and other employees of McDATA.

          Section 3.24  Agreements in Full Force and Effect.  Except as
                        -----------------------------------
disclosed in Section 3.24 of the McDATA Disclosure Letter, no contracts, agreements, leases, commitments, policies or licenses referred to in the McDATA Disclosure Letter have been abandoned or terminated by McDATA, and true copies thereof have been delivered to or have been made available to EMC prior to the date of this Agreement.

          Section 3.25  Compliance with Laws.
                        --------------------

                  (a) McDATA and each of its Subsidiaries has complied with, is not in violation of, and has not received any notices of violation with respect to, any federal, state, local or foreign statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which would not in the aggregate have or result in a Material Adverse Effect on McDATA (taken separately) or McDATA and its Subsidiaries (taken as a whole).

                  (b) None of McDATA's equity securities have been or have been required to be registered under the Securities Act or the Securities Exchange Act of 1934, as amended (the "Exchange Act").

          Section 3.26  Pooling of Interests.  To its best knowledge, neither
                        --------------------
McDATA nor any McDATA Affiliate (as defined in Section 6.11) has, through the date of this Agreement, taken or agreed to take any action which would prevent EMC from accounting for the business combination to be effected by the Merger as a pooling of interests.

          Section 3.27  Insider Interests.  No officer or director of McDATA has
                        -----------------
any material interest in any property, real or personal, tangible or intangible, including without limitation, inventions, copyrights, trademarks or trade names, used in or pertaining to the businesses of McDATA or any of its Subsidiaries.

          Section 3.28  Registration Statement:  Consent
                        --------------------------------
Solicitation/Prospectus.  The information supplied by McDATA for inclusion in
-----------------------
the registration statement on Form S-4 pursuant to which shares of EMC Common Stock issued in the Merger will be registered with the SEC (the "Registration Statement"), shall not at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Registration Statement or necessary in order to make the statements in the Registration Statement, in light of the circumstances under which they were made, not misleading. The information supplied by McDATA for inclusion in the Consent Solicitation/Prospectus (the "Consent Solicitation/Prospectus") to be sent to the stockholders of McDATA in connection with the solicitation of consents to approve and adopt the Merger Proposal and the Conversion Proposal shall not, on the date the Consent Solicitation/Prospectus is first mailed to stockholders of McDATA or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Consent Solicitation/Prospectus not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of consents which has become false or misleading.

          Section 3.29  No Existing Discussions.  As of the date hereof, McDATA
                        -----------------------
is not engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to an Acquisition Proposal (as defined in Section 6.1(a)) or Acquisition Transaction (as defined in Section 9.3(f)).

          Section 3.30  Opinion of Financial Advisor.  The financial advisor of
                        ----------------------------
McDATA, Montgomery Securities, has delivered to McDATA an opinion dated the date of this Agreement to the effect that as of the date of this Agreement, the Merger Consideration is fair, from a financial point of view, to the stockholders of McDATA. McDATA has provided a true and correct copy of such opinion to EMC.

          Section 3.31  Brokers and Finders.  No broker, finder or investment
                        -------------------
banker (other than Montgomery Securities, whose brokerage, finder's or other fee will be paid by McDATA) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of McDATA or any of its Subsidiaries.

          Section 3.32  Disclosure.  No representations or warranties by McDATA
                        ----------
in this Agreement and no statement contained in any document (including, without limitation, the McDATA Financial Statements and the McDATA Disclosure Letter) or certificate furnished or to be furnished by McDATA to EMC or any of its representatives pursuant to the provisions hereof, contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.


                                   ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF EMC AND SUB

          EMC and Sub represent and warrant to McDATA as follows:

          Section 4.1  Organization of EMC and Sub.  Each of EMC and Sub is a
                       ---------------------------
corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power to own, lease and operate its property and to carry on its business as now being conducted, and is duly qualified or licensed to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified or licensed would have or result in a Material Adverse Effect on EMC and its Subsidiaries (taken as a whole).

          Section 4.2  Capital Structure of EMC and Sub.
                       --------------------------------

                  (a) The authorized capital stock of EMC consists of 500,000,000 shares of Common Stock, $.01 par value per share, and 25,000,000 shares of Preferred Stock, $.01 par value per share. As of October 1, 1995: (i) 216,015,620 shares of EMC Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable; (ii) 2,646,453 shares of EMC Common Stock were held in the treasury of EMC or by Subsidiaries of EMC; (iii) 17,353,406 shares of EMC Common Stock were reserved for future issuance pursuant to stock options granted and outstanding under EMC's 1985 and 1993 Stock Option Plans; (iv) 1,640,000 shares of EMC Common Stock were reserved for future issuance pursuant to stock options granted and outstanding under EMC's 1992 Stock Option Plan for Directors; and (v) 952,083 shares of EMC Common Stock were reserved for issuance pursuant to rights granted under EMC's 1989 Employee Stock Purchase Plan. No material change in such capitalization has occurred between October 1, 1995 and the date of this Agreement. All shares of EMC Common Stock subject to issuance as specified above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and nonassessable.

                  (b) All of the shares of EMC Common Stock to be issued in the Merger have been duly authorized by all necessary corporate action and, will be, when issued in accordance with this Agreement, duly authorized, validly issued, fully paid and nonassessable.

                  (c) The authorized capital stock of Sub consists of 1,000 shares of Sub Common Stock, of which 10 shares are issued and outstanding, all of which are validly issued, fully paid and nonassessable.

          Section 4.3  Authority; No Conflict; Required Filings and Consents.
                       -----------------------------------------------------

                  (a) Each of EMC and Sub has all requisite corporate power and authority to enter into this Agreement (and, in the case of EMC, the Exchange and Escrow Agreement) and to consummate the transactions contemplated by this Agreement or the Exchange and Escrow Agreement. The execution and delivery of this Agreement (and, in the case of EMC, the Exchange and Escrow Agreement) and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of EMC and Sub. This Agreement has been duly executed and delivered by EMC and Sub and constitutes (and, the Exchange and Escrow Agreement when executed and delivered by EMC will constitute) the valid and binding obligation of EMC and Sub, enforceable in accordance with their respective terms.

                  (b) The execution and delivery of this Agreement by EMC and Sub does not (and, in the case of EMC, the execution and delivery of the Exchange and Escrow Agreement will not), and the consummation of the transactions contemplated by this Agreement and the Exchange and Escrow Agreement will not, (i) conflict with, or result in any violation or breach of any provision of the Restated Articles of Organization, as amended, of EMC, the Sub Certificate of Incorporation, the Amended and Restated Bylaws of EMC or the Sub By-laws, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which EMC is a party or by which EMC or any of its properties or assets may be bound, or (iii) conflict or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to EMC or any of its properties or assets, except in the case of (ii) and (iii) for any such violations, breaches, defaults, terminations, cancellations, accelerations or conflicts which would not, in the aggregate, have or result in a Material Adverse Effect on EMC (taken separately) or EMC and its Subsidiaries (taken as a whole) or impair the ability of EMC to consummate the transactions contemplated by this Agreement or the Exchange and Escrow Agreement.

                  (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by or with respect to EMC or Sub in connection with the execution and delivery of this Agreement or the Exchange and Escrow Agreement or the consummation of the transactions contemplated hereby or thereby, except for (i) the filing of the pre-merger notification report under the HSR Act, (ii) the filing of the Registration Statement with the SEC in accordance with the Securities Act, (iii) the filing of the Certificate of Merger with the Delaware Secretary of State,
(iv) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and (v) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not, in the aggregate, have or result in a Material Adverse Effect on EMC and its Subsidiaries (taken as a whole) or impair the ability of EMC or Sub to consummate the transactions contemplated by this Agreement or the Exchange and Escrow Agreement.

          Section 4.4  SEC Filings; Financial Statements.
                       ---------------------------------

                  (a) EMC has timely filed and made available to McDATA all forms, reports and documents required to be filed by EMC with the SEC since January 1, 1994 (collectively, the "EMC SEC Reports"). The EMC SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and
(ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such EMC SEC Reports or necessary in order to make the statements in such EMC SEC Reports, in the light of the circumstances under which they were made, not misleading.

                  (b) Each of the consolidated financial statements (including, in each case, any related notes) contained in the EMC SEC Reports, including any EMC SEC Reports filed after the date of this Agreement until the Closing, complied, as of their respective dates, in all material respects with all applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved and fairly presented the consolidated financial position of EMC and its Subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

          Section 4.5  Absence of Certain Changes or Events.  Except as
                       ------------------------------------
disclosed in the EMC SEC Reports, since the date of EMC's unaudited balance sheet as of July 1, 1995, EMC has conducted its business only in the ordinary course and in a manner consistent with past practices and, since such date, there has not been any material adverse change in the prospects, business, assets (including intangible assets), properties, liabilities, results of operations or condition (financial or otherwise) of EMC (taken separately) or EMC and its Subsidiaries (taken as a whole).

          Section 4.6  Registration Statement; Consent Solicitation/Prospectus.
                       -------------------------------------------------------
The information supplied by EMC for inclusion in the Registration Statement shall not at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Registration Statement or necessary in order to make the statements in the Registration Statement, in light of the circumstances under which they were made, not misleading. The information supplied by EMC for inclusion in the Consent Solicitation/Prospectus shall not, on the date the Consent Solicitation/Prospectus is first mailed to stockholders of McDATA in connection with the solicitation of consents to approve and adopt the Merger Proposal and the Conversion Proposal or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Information Consent/Prospectus not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of consents which has become false or misleading.

          Section 4.7  Litigation.  Except as described in the EMC SEC Reports,
                       ----------
there is no action, suit or proceeding, claim, arbitration or investigation pending or, to the best of EMC's knowledge, threatened against EMC or any of its Subsidiaries which would, in the aggregate, have a Material Adverse Effect on EMC (taken separately) or EMC and its Subsidiaries (taken as a whole) or impair the ability of EMC or Sub to consummate the transactions contemplated by this Agreement.

          Section 4.8  Brokers and Finders.  No broker, finder or investment
                       -------------------
banker (other than Broadview Associates, whose brokerage, finder's or other fee will be paid by EMC) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of EMC.


                                   ARTICLE V

                              CONDUCT OF BUSINESS

          Section 5.1  Covenants of McDATA. During the period from the date of
                       -------------------
this Agreement and continuing until the earlier of the termination of the Agreement or the Effective Time, McDATA agrees as to itself and its Subsidiaries (except to the extent that EMC shall otherwise consent in writing), to carry on its business in the usual, regular and ordinary course in substantially the same manner as previously conducted, to pay its debts and taxes when due subject to good faith disputes over such debts or taxes, to pay or perform other obligations when due, and, to the extent consistent with such business, use all reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees and others having business dealings with it, to the end that its goodwill and ongoing businesses shall be unimpaired at the Effective Time. Except as expressly contemplated by this Agreement, subject to Section 6.1, McDATA shall not (and shall not permit any of its Subsidiaries to), without the prior written consent of EMC:

                  (a) Accelerate, amend or change the period of exercisability of options or restricted stock granted under any employee stock plan or authorize cash payments in exchange for any options granted under any of such plans except as required by the terms of such plans or any related agreements in effect as of the date of this Agreement;

                  (b) Transfer or license to any person or entity or otherwise extend, amend or modify any rights to the McDATA Intellectual Property Rights, other than in the ordinary course of business consistent with past practices;

                  (c) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or redeem or otherwise acquire, directly or indirectly, any shares of its capital stock, other than cash dividends on the McDATA Series A Preferred Stock or McDATA Series B Preferred Stock in accordance with the terms thereof as in effect on the date hereof;

                  (d) Issue, deliver or sell or authorize or propose the issuance, delivery or sale of any shares of its capital stock or securities convertible into shares of its capital stock, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue, any such shares or convertible securities, other than the issuance of shares of McDATA Class A Common Stock or McDATA Class B Common Stock issuable upon the exercise of the McDATA Stock Options or the Warrants outstanding on the date hereof;

                  (e) Merge or consolidate with another corporation, partnership or other business organization, or acquire or purchase an equity interest in or a substantial portion of the assets of another corporation, partnership or other business organization or otherwise acquire any assets outside the ordinary course of business consistent with past practices or otherwise enter into any material contract, commitment or transaction outside the ordinary course of business consistent with past practices;

                  (f) Sell, lease, license, waive, release, transfer, encumber or otherwise dispose of any of its properties or assets, except in the ordinary course of business consistent with past practices;

                  (g) (i) Incur, assume or prepay any indebtedness or any other liabilities other than in the ordinary course of business consistent with past practices; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person other than a Subsidiary of McDATA in the ordinary course of business and consistent with past practices; (iii) make any loans, advances (other than travel advances consistent with McDATA policy) or capital contributions to, or investments in, any other person, other than to Subsidiaries of McDATA consistent with past practices; (iv) authorize or make capital expenditures in excess of the amounts currently budgeted therefor; or
(v) permit any insurance policy naming McDATA or any Subsidiary of McDATA as a beneficiary or a loss payee to be cancelled or terminated other than in the ordinary course of business consistent with past practices;

                  (h) (i) Increase in any manner the compensation or fringe benefits of, or pay any bonus to, any director, officer or employee, except for
(x) normal increases in salaried compensation in the ordinary course of business consistent with past practices and (y) bonuses payable, in the ordinary course of business consistent with past practice as adjusted for an interim payment, pursuant to the discretionary profit sharing cash bonus and incentive cash bonus arrangements in effect on the date hereof disclosed in Section 3.22(a) of the McDATA Disclosure Letter; (ii) grant any severance or termination pay to, or enter into any employment or severance agreement, with any director, officer or employee, except in the ordinary course of business consistent with past practices, (iii) enter into any collective bargaining agreement or (iv) establish, adopt, enter into or amend any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, trust, fund, policy or arrangement for the benefit of any directors, officers or employees;

                  (i) Take any action with respect to, or make any material change in its accounting or tax policies or procedures in effect at December 30, 1994, except as may be required by changes in generally accepted accounting principles upon the advice of its independent accountants;

                  (j) Revalue any of its assets, including writing down the value of inventory or writing off notes or accounts receivable, other than revaluations in the ordinary course of business consistent with past practices not exceeding $50,000 in the aggregate;

                  (k) Amend or propose to amend the McDATA Certificate of Incorporation or McDATA Bylaws (or comparable organizational documents of its Subsidiaries);

                  (l) Permit the amount of its consolidated inventories to be reduced by more than $500,000 from the amount thereof on the McDATA Balance Sheet or permit any reduction in consolidated inventories which would jeopardize shipments to any customer; or

                  (m) Enter into any contract, agreement, commitment or arrangement with respect to any of the actions described in Sections (a) through
(l) above, or any action which would be reasonably likely to make any of McDATA's representations or warranties contained in this Agreement untrue or incorrect in any material respect as of the date of this Agreement or the Closing Date.

          Section 5.2  Cooperation.  Subject to compliance with applicable law,
                       -----------
from the date hereof until the Effective Time, (a) each of McDATA and EMC shall confer on a regular and frequent basis with one or more representatives of the other party to report operational matters of materiality and the general status of ongoing operations and (b) each of EMC and McDATA shall promptly provide the other party or its counsel with copies of all filings made by such party with any Governmental Entity in connection with this Agreement, the Merger and the transactions contemplated hereby and thereby.


                                   ARTICLE VI

                             ADDITIONAL AGREEMENTS

          Section 6.1  No Solicitation.
                       ---------------

                  (a) McDATA and each of its Subsidiaries and affiliates shall not, directly or indirectly, through any officer, director, employee, representative or agent of McDATA or any of its Subsidiaries (and it shall use reasonable efforts to cause such officers, directors, employees, representatives and agents not to, directly or indirectly), (i) solicit, initiate, facilitate or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, business combination, sale of substantial assets, sale of shares of capital stock or similar transactions involving McDATA or any of its Subsidiaries, other than the transactions contemplated by this Agreement (any of the foregoing inquiries or proposals being referred to in this Agreement as an "Acquisition Proposal"),
(ii) engage in negotiations or discussions concerning, or provide any non-public information to any person or entity relating to, any Acquisition Proposal, or
(iii) agree to, approve or recommend any Acquisition Proposal; provided,
                                                               --------
however, that nothing contained in this Agreement shall prevent McDATA or its
-------
Board of Directors from furnishing non-public information to, or entering into discussions or negotiations with, any person or entity in connection with an unsolicited bona fide written Acquisition Proposal by such person or entity or recommending an unsolicited bona fide written Acquisition Proposal to the stockholders of McDATA, if and only to the extent that the Board of Directors of McDATA determines in good faith by a majority vote, (x) after consultation with its financial advisor, that such Acquisition Proposal would, if consummated, result in a transaction more favorable to the stockholders of McDATA from a financial point of view than the transaction contemplated by this Agreement (any such more favorable Acquisition Proposal being referred to in this Agreement as a "Superior Proposal") and (y) based on the written opinion of outside legal counsel, that failing to take such action would result in a breach of its fiduciary duties to stockholders under applicable law.

                  (b) McDATA shall notify EMC immediately (and no later than 24 hours) after receipt by McDATA (or its advisors) of any Acquisition Proposal or any request for non-public information in connection with an Acquisition Proposal or for access to the properties, books or records of McDATA or any of its Subsidiaries by any person or entity that informs McDATA that it is considering making, or has made, an Acquisition Proposal. Such notice to EMC shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact. McDATA shall keep EMC informed of all material developments and the status of any Acquisition Proposal, any negotiations or discussions with respect to any Acquisition Proposal or any request for non-public information in connection with any Acquisition Proposal or for access to the properties, books or records of McDATA or any of its Subsidiaries by any person or entity that is considering making, or has made, an Acquisition Proposal. McDATA shall provide EMC with copies of all documents received from or delivered or sent to any person or entity that is considering making or has made, an Acquisition Proposal.

          Section 6.2  Consent Solicitation/Prospectus; Registration Statement.
                       -------------------------------------------------------

                  (a) As promptly as practical after the execution of this Agreement, McDATA and EMC shall prepare and EMC shall file with the SEC the Registration Statement and the Consent

Solicitation/Prospectus to be included therein as a prospectus. McDATA and EMC shall use all reasonable efforts to cause the Registration Statement to become effective as soon after such filing as practicable. The Consent Solicitation/Prospectus shall include the recommendation of the Board of Directors of McDATA in favor of the Merger Proposal and the Conversion Proposal; provided, that the Board of Directors of McDATA may withdraw such recommendation if such Board of Directors believes in good faith that a Superior Proposal has been made and shall have determined in good faith, after consultation with its outside legal counsel, that the withdrawal of such recommendation is necessary for such Board of Directors to comply with its fiduciary duties under applicable law. McDATA shall furnish EMC with all information concerning McDATA and the holders of its capital stock and shall take such other action as EMC may reasonably request in connection with the Registration Statement and the issuance of the shares of EMC Common Stock. If at any time prior to the Effective Time any event or circumstance relating to McDATA, EMC or any of their respective Subsidiaries, affiliates, officers or directors should be discovered by such party which should be set forth in an amendment or a supplement to the Registration Statement or Consent Solicitation/Prospectus, such party shall promptly inform the other thereof and take appropriate action in respect thereof.

                  (b) McDATA and EMC shall make any necessary filings with respect to the Merger under the Securities Act and the Exchange Act and the rules and regulations thereunder and EMC shall use its reasonable best efforts to take any action required to be taken under state securities or "blue sky" laws in connection with the issuance of the shares of EMC Common Stock in the Merger.

          Section 6.3  Letters of McDATA's Accountants.  McDATA shall use all
                       -------------------------------
reasonable efforts to cause to be delivered to EMC (a) a letter of Price Waterhouse LLP, McDATA's independent auditors, dated a date within two business days before the date on which the Registration Statement shall become effective and addressed to EMC, in form reasonably satisfactory to EMC and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement and (b) the letters of Price Waterhouse LLP referred to in Section 7.2(e).

          Section 6.4  Access to Information.  Upon reasonable notice, during
                       ---------------------
normal business hours during the period prior to the Effective Time, McDATA shall (and shall cause its Subsidiaries to) (a) afford to the officers, directors, employees, accountants, counsel and other representatives of EMC, reasonable access to all its properties, plants, personnel, books, contracts, commitments and records (other than privileged documents) and (b) all other information concerning its business, properties and personnel as EMC may reasonably request during such period. During such period, EMC will hold any such information which is non-public in confidence in accordance with the Confidentiality Agreement, dated June 15, 1995 (the "Confidentiality Agreement"), between EMC and McDATA. No information or knowledge obtained in any investigation pursuant to this Section 6.4 shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations or the parties to consummate the Merger. If, in any investigation pursuant to this Section 6.4, EMC obtains knowledge or information that McDATA has breached any of its representations or warranties in this Agreement, EMC shall inform McDATA of such breach and McDATA shall have whatever rights to cure such breach as are provided for in this Agreement.

          Section 6.5  Supplements to McDATA Disclosure Letter.  From time to
                       ---------------------------------------
time prior to the Closing, McDATA shall give prompt notice to EMC and thereafter promptly supplement or amend the McDATA Disclosure Letter with respect to any matter hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in the McDATA Disclosure Letter. No supplement or amendment of the McDATA Disclosure Letter made pursuant to this Section 6.5 shall be deemed to cure any breach of any representation or warranty made in this Agreement unless EMC specifically agrees thereto in writing.

          Section 6.6  Approval of Stockholders.  McDATA shall, subject to and
                       ------------------------
in accordance with the McDATA Certificate of Incorporation, McDATA Bylaws and the DGCL, as promptly as practicable following the date of this Agreement, (i) submit the Conversion Proposal to the holders of all outstanding shares of

McDATA Series A Preferred Stock and McDATA Series B Preferred Stock by written consent in lieu of a meeting for approval of the Conversion Proposal, (ii) submit the Merger Proposal to the holders of all outstanding shares of McDATA Class A Common Stock, McDATA Class B Common Stock, McDATA Series A Preferred Stock and McDATA Series B Preferred Stock by written consent in lieu of a meeting for approval and adoption of the Merger Proposal and (iii) use all efforts to obtain the necessary approval for the Conversion Proposal and the Merger Proposal. McDATA shall promptly notify EMC upon obtaining the requisite Conversion Vote or Merger Vote.

          Section 6.7  Legal Conditions to Merger.  Each of EMC and, subject to
                       --------------------------
Section 6.1, McDATA will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on itself with respect to the Merger (which actions shall include, without limitation, furnishing all information required under the HSR Act and in connection with approvals of or filings with any other Governmental Entity) and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or any of their Subsidiaries in connection with the Merger. Each of EMC and McDATA will, and will cause its Subsidiaries to, take all reasonable actions necessary to obtain (and will cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity required to be obtained or made by EMC, McDATA or any of their Subsidiaries in connection with the Merger or the taking of any action contemplated thereby or by this Agreement.

          Section 6.8  Public Disclosure.  EMC and McDATA shall consult with
                       -----------------
each other before issuing any press release or otherwise making any public statement with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law.

          Section 6.9  Tax-Free Organization.  EMC and McDATA shall each use its
                       ---------------------
reasonable best efforts to cause the Merger to be treated as a reorganization within the meaning of Section 368(a) of the Code. Neither EMC nor McDATA shall knowingly take any action, or knowingly fail to take any action, that would be reasonably likely to jeopardize the qualification of the Merger as a reorganization with the meaning of Section 368(a) of the Code.

          Section 6.10  Pooling Accounting.  EMC and McDATA shall each use its
                        ------------------
reasonable best efforts to cause the business combination to be effected by the Merger to be accounted for as a pooling of interests for accounting purposes. Neither EMC nor McDATA shall knowingly take any action, or knowingly fail to take any action, that would be reasonably likely to jeopardize the treatment of the Merger as a pooling of interests for accounting purposes.

          Section 6.11  Affiliate Agreements.
                        --------------------

                  (a) As soon as practicable after the date hereof (and not later than five business days after the date hereof), McDATA shall deliver to EMC a letter identifying all persons who are "affiliates" of McDATA for purposes of Rule 145 under the Securities Act (each a "McDATA Affiliate" and, collectively the "McDATA Affiliates"). McDATA shall use its reasonable best efforts to cause each McDATA Affiliate to deliver to EMC as soon as practicable after the fifth business day after the date hereof (and not later than the date of the mailing of the Consent Solicitation/Prospectus) a written "affiliates" agreement, in form and substance satisfactory to EMC (each a "McDATA Affiliate Agreement" and, collectively, the "McDATA Affiliate Agreements"). The McDATA Affiliate Agreements shall provide, among other things, the following:

                          (i) that such person shall not take any action which could jeopardize the treatment of the Merger as a pooling of interests for accounting purposes (including that (i) such person has not or, as applicable, shall not sell, transfer or otherwise dispose of any shares of McDATA Class A Common Stock or any other shares of capital stock of McDATA at any time during the thirty (30) day period on or prior to the Closing Date and
     (ii) such person shall not sell, transfer or otherwise dispose of any shares of EMC Common Stock (whether or not received in the Merger) or any other shares of capital stock of EMC until after such time as results covering at least thirty (30) days of the combined operations of EMC and McDATA have been published by EMC, in the form of a quarterly earnings report, an effective registration statement filed with the SEC, a report to the SEC on Form 10-K, 10-Q or 8-K or any other public filing or announcement which includes such combined results of operations; and

                         (ii) that such person shall dispose of EMC Common Stock to be received by such person in the Merger only pursuant to an effective registration statement under the Securities Act or in accordance with the provisions of paragraph (d) of Rule 145 thereunder, if applicable, or pursuant to an available exemption from registration under the Securities Act.

                  (b) If any affiliate of McDATA refuses to provide a McDATA Affiliate Agreement, EMC may place appropriate legends on the certificates evidencing the shares of EMC Common Stock to be received by such McDATA Affiliate pursuant to the terms of this Agreement and to issue appropriate stop transfer instructions to the transfer agent for shares of EMC Common Stock to the effect that the shares of EMC Common Stock received by such McDATA Affiliate pursuant to this Agreement only may be sold, transferred or otherwise conveyed
(i) pursuant to an effective registration statement under the Securities Act,
(ii) in compliance with Rule 145 promulgated under the Securities Act or (iii) pursuant to another exemption under the Securities Act.

          Section 6.12  NYSE Listing.  EMC shall use its reasonable best efforts
                        ------------
to have authorized for listing on the NYSE, upon official notice of issuance, the shares of EMC Common Stock to be issued in the Merger prior to the Closing Date.

          Section 6.13  McDATA Stock Option Plans.  Each McDATA Stock Option
                        -------------------------
which is outstanding and not exercisable as of the Effective Time shall be deemed to constitute, as of the Effective Time, an option to acquire, on the same terms and conditions as were applicable to such McDATA Stock Option prior to the Effective Time, the same number of shares of EMC Common Stock (rounded to the nearest whole number) as the holder of such McDATA Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time (and, in the case of McDATA Stock Options exercisable for McDATA Class B Common Stock, had such McDATA Class B Common Stock been converted into McDATA Class A Common Stock immediately prior to the Effective Time), at a price per share (rounded up to the nearest whole cent) equal to (i) the aggregate exercise price for the shares of McDATA Class A Common Stock or McDATA Class B Common Stock otherwise purchasable pursuant to such McDATA Stock Option divided by (ii) the number of full shares of EMC Common Stock deemed purchasable pursuant to such McDATA Stock Option in accordance with the foregoing. As soon as practicable after the Effective Time, EMC shall deliver to the participants in the McDATA Stock Option Plans an appropriate notice setting forth such participant's rights pursuant thereto and the McDATA Stock Options which were outstanding and not exercisable as of the Effective Time shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 6.13 after giving effect to the Merger). McDATA shall use its reasonable efforts to cause holders of McDATA Stock Options which will be outstanding and exercisable as of the Effective Time to exercise such McDATA Stock Options prior to the Effective Time.

          Section 6.14  Consents.  Each of EMC and McDATA shall use all
                        --------
reasonable best efforts to obtain all necessary consents, waivers and approvals under any of EMC's or McDATA's material agreements, contracts, licenses, leases or commitments in connection with the Merger.

          Section 6.15  Additional Agreements; Reasonable Best Efforts.  Subject
                        ----------------------------------------------
to the terms and conditions of this Agreement, each of the parties agrees to use all reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either of Sub or McDATA, the proper officers and directors of each party to this Agreement shall take all such necessary action.


                                  ARTICLE VII

                              CONDITIONS TO MERGER

          Section 7.1  Conditions to Each Party's Obligation to Effect the
                       ---------------------------------------------------
Merger.  The respective obligations of each party to this Agreement to effect
------
the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

                  (a)  Stockholder Approvals. The Conversion Proposal shall have
                       ---------------------
been approved and adopted by the requisite Conversion Vote and the Merger Proposal shall have been approved and adopted by the requisite Merger Vote.


                  (b)  HSR Act.  The waiting period applicable to the
                       -------
consummation of the Merger under the HSR Act shall have expired or been terminated.

                  (c)  Approvals. Other than the filing provided for by Section
                       ---------
1.2, all consents, approvals, orders or authorizations of, or registrations, declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity the failure of which to obtain would be reasonably likely to have a Material Adverse Effect on EMC and its Subsidiaries or McDATA and its Subsidiaries, in each case taken as a whole, shall have been filed, occurred or been obtained.

                  (d)  Registration Statement. The Registration Statement shall
                       ----------------------
have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

                  (e)  No Injunctions or Restraints; Illegality. No order,
                       ----------------------------------------
ruling or injunction issued by any court of competent jurisdiction or other Governmental Entity restraining, enjoining or otherwise prohibiting the consummation of the Merger or limiting or restricting EMC's conduct or operation of the business of EMC after the Merger shall have been issued and then be in effect (provided, that EMC and McDATA shall use their reasonable best efforts to have any such order, ruling or injunction vacated or lifted); nor shall there be any statute, rule or regulation enacted, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal.

                  (f)  NYSE Listing.  The shares of EMC Common Stock to be
                       ------------
issued in the Merger shall have been authorized for listing on the NYSE, upon official notice of issuance.

                  (g)  Exchange and Escrow Agreement. EMC, the McDATA
                       -----------------------------
Representative and the Exchange and Escrow Agent shall have executed and delivered the Exchange and Escrow Agreement.

          Section 7.2  Additional Conditions to Obligations of EMC and Sub.  The
                       ---------------------------------------------------
obligations of EMC and Sub to effect the Merger are subject to the satisfaction of each of the following conditions, any of which may be waived in writing exclusively by EMC and Sub:

                  (a)  Representations and Warranties.  The representations and
                       ------------------------------
warranties of McDATA set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except for changes contemplated by this Agreement; and EMC shall have received a certificate signed on behalf of McDATA by the chief executive officer and the chief financial officer of McDATA to such effect. For purposes of this Section 7.2(a), representations and warranties of McDATA shall be deemed true and correct in all material respects if any breaches of such representations and warranties do not, in the aggregate, have a "Material Adverse Effect on McDATA (taken separately) or McDATA and its Subsidiaries (taken as a whole)" (the preceding quote referred to herein as the "McDATA Material Adverse Effect Qualifier"); it being understood that a breach of any representation or warranty that is already qualified by such McDATA Material Adverse Effect Qualifier, by itself, shall be deemed a failure to satisfy the condition set forth in this Section 7.2(a).

                  (b)  Performance of Obligations of McDATA.  McDATA shall have
                       ------------------------------------
performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date; and EMC shall have received a certificate signed on behalf of McDATA by the chief executive officer and the chief financial officer of McDATA to such effect.

                  (c)  Opinions.  McDATA shall have delivered to EMC the opinion
                       --------
of Ireland, Stapleton, Pryor & Pascoe, P.C., dated the Closing Date, covering the matters set forth on Exhibit C hereto. EMC shall have received a written opinion from Skadden, Arps, Slate, Meagher & Flom, counsel to EMC, to the effect that the Merger will be treated for Federal income tax purposes as a tax-free reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, Skadden, Arps, Slate, Meagher & Flom may receive and rely upon representations contained in any certificate of EMC, Sub, McDATA and others, as it deems appropriate.

                  (d)  Blue Sky Laws. EMC shall have received all state
                       -------------
securities or "blue sky" permits and other authorizations necessary to issue shares of EMC Common Stock pursuant to the Merger.

                  (e)  Letters of Accountants. EMC shall have received a letter
                       ----------------------
of Price Waterhouse LLP, McDATA's independent auditors, dated the Closing Date, updating the letter referred to in Section 6.3. EMC shall have received letters from Coopers & Lybrand L.L.P., EMC's independent auditors, dated a date within two business days of the Consent Solicitation/Prospectus and within two business days of the Closing Date and addressed to EMC, stating that the business combination to be effected by the Merger will qualify as a pooling of interests transaction under generally accepted accounting principles. McDATA shall have received (and delivered to EMC copies of) letters from Price Waterhouse, LLP, McDATA's independent auditors, dated a date within two business days of the Consent Solicitation/Prospectus and within two business days of the Closing Date and addressed to McDATA, stating that neither McDATA nor any of its Subsidiaries has taken or agreed to any action that (without giving effect to the Merger Agreement, the transactions contemplated thereby, or any action taken or agreed to be taken by EMC or any of its Subsidiaries) would prevent EMC from accounting for the business combination to be effected by the Merger as a pooling of interests transaction under generally accepted accounting principles.

                  (f)  McDATA Affiliate Agreements. EMC shall have received a
                       ---------------------------
duly executed McDATA Affiliate Agreement from each of the McDATA Affiliates.

                  (g)  Other.  McDATA shall not have declared, set aside or paid
                       -----
any amount with respect to the dividend that McDATA gave notice of its intent to declare and pay by notice dated September 7, 1995 and no stockholder of McDATA shall have asserted or claimed any right to cause McDATA to declare, set aside or pay any such amount, which assertion or claim EMC determines, in good faith, after consultation with Coopers & Lybrand L.L.P., is reasonably likely to prevent the Merger from being accounted for as a pooling of interests. The employees of McDATA specified in a letter from EMC to McDATA, dated as of the date hereof, shall have entered into a standard form EMC key employee agreement.

          Section 7.3  Additional Conditions to Obligations of McDATA.  The
                       ----------------------------------------------
obligation of McDATA to effect the Merger is subject to the satisfaction of each of the following conditions, any of which may be waived, in writing, exclusively by McDATA:

                  (a)  Representations and Warranties.  The representations and
                       ------------------------------
warranties of EMC and Sub set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except for changes contemplated by this Agreement; and McDATA shall have received a certificate signed on behalf of EMC by the chief executive officer and the chief financial officer of EMC to such effect. For purposes of this Section 7.3(a), representations and warranties of EMC and Sub shall be deemed true and correct in all material respects if any breaches of such representations and warranties do not, in the aggregate, have a "Material Adverse Effect on EMC (taken as a whole)" (the preceding quote referred to herein as the "EMC Material Adverse Effect Qualifier"); it being understood that a breach of any representation or warranty that is already qualified by such EMC Material Adverse Effect Qualifier, by itself, shall be deemed a failure to satisfy the condition set forth in this
Section 7.3(a).

                  (b)  Performance of Obligations of EMC and Sub. EMC and Sub
                       -----------------------------------------
shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and McDATA shall have received a certificate signed on behalf of EMC by the chief executive officer and the chief financial officer of EMC to such effect.

                  (c)  Opinions.  EMC shall have delivered to McDATA the opinion
                       --------
of EMC's Vice President and General Counsel (or other counsel reasonably acceptable to McDATA), dated the Closing Date, covering the matters set forth on Exhibit D hereto. McDATA shall have received a written opinion from Ireland, Stapleton, Pryor & Pascoe, P.C., counsel to McDATA, to the effect that the Merger will be treated for Federal income tax purposes as a tax-free reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, Ireland, Stapleton, Pryor & Pascoe, P.C. may receive and rely upon representations contained in any certificate of McDATA, Sub, EMC and others, as it deems appropriate.


                                  ARTICLE VIII

                          SURVIVAL AND INDEMNIFICATION

          Section 8.1  Survival.
                       --------

                  (a) The respective representations and warranties of McDATA, EMC and Sub contained in this Agreement shall survive the Closing for a period of one year and shall terminate and be of no further force or effect as of the date one year after the Effective Time.

                  (b) The respective covenants and agreements of McDATA, EMC and Sub contained in this Agreement shall survive the Closing and shall be fully effective and enforceable for the periods therein indicated or where not indicated, forever.

                  (c) Neither EMC nor the McDATA Stockholders shall be entitled to any indemnification under Section 8.2 or 8.3, respectively, with respect to any breach of a representation or warranty, covenant or agreement after the termination thereof pursuant to Sections 8.1(a) or (b), except for claims previously asserted pursuant to Section 8.4(a).

          Section 8.2  Indemnification by the McDATA Stockholders.
                       ------------------------------------------

                  (a) The McDATA Stockholders shall indemnify EMC and its affiliates and their respective officers, directors, employees and agents against and hold them harmless from any loss, liability, damage, demand, claim, cost, suit, action or cause of action, judgment, award, assessment, interest, penalty or expense (including, without limitation, reasonable expenses of investigation and reasonable attorneys' and consultants' fees) (any of the foregoing being hereinafter referred to individually as a "Loss" and collectively, as "Losses") suffered or incurred by any such indemnified person for or on account of or arising from or in connection with (i) any breach of any representation or warranty of McDATA contained in this Agreement or (ii) any breach of any covenant or agreement of McDATA contained in this Agreement.

                  (b) No indemnification for any Loss shall be made by the McDATA Stockholders pursuant to Section 8.2(a) until the aggregate amount of all Losses suffered or incurred by EMC or any of its affiliates or their respective officers, directors, employees or agents first exceeds $1,000,000 (the "McDATA Minimum"), in which event the McDATA Stockholders shall be liable for the aggregate amount of such Losses, which amount shall include the McDATA Minimum; provided, however, that indemnification for any Loss suffered or incurred by EMC or any of its affiliates or their respective officers, directors, employees or agents for or on account of or arising from or in connection with any breach of the representations and warranties of McDATA contained in the second sentence of
Section 3.4(c) or the second sentence of Section 3.5 shall not be subject to the McDATA Minimum and amounts paid with respect to any such Loss shall not count towards satisfaction of the McDATA Minimum; provided further, however, that the sole and exclusive source from which EMC or any of its affiliates or their respective officers, directors, employees or agents may seek indemnification pursuant to Section 8.2(a) shall be the Escrow Shares pursuant to the Exchange and Escrow Agreement.

                  (c) Approval of the Merger Proposal and Conversion Proposal by the McDATA Stockholders shall constitute such stockholders' express (i) assumption of their respective obligations pursuant to this Article VIII and
(ii) the appointment of John F. McDonnell to act as their representative (the "McDATA Representative") pursuant to the terms and conditions set forth in this Agreement and the Exchange and Escrow Agreement.

          Section 8.3  Indemnification by EMC.
                       ----------------------

                  (a) EMC shall indemnify the McDATA Stockholders and hold them harmless from, any Losses suffered or incurred by any such indemnified person for or on account of or arising from or in connection with (i) any breach of any representation or warranty of EMC or Sub contained in this Agreement or the Exchange and Escrow Agreement or (ii) any breach of any covenant or agreement of EMC or Sub contained in this Agreement or the Exchange and Escrow Agreement.

                  (b) No indemnification for any Loss shall be made by EMC pursuant to Section 8.3(a) until the aggregate amount of all Losses suffered or incurred by the McDATA Stockholders first exceeds $1,000,000 (the "EMC Minimum"), in which event EMC shall be liable for the aggregate amount of such Losses, which amount shall include the EMC Minimum; provided, however, that the indemnification obligation of EMC with respect to such Losses pursuant to
Section 8.3(a) shall not exceed an amount equal to the product of aggregate number of Escrow Shares times the Closing Average.

          Section 8.4  Procedures Relating to Indemnification.
                       --------------------------------------

                  (a) An indemnified person under Sections 8.2 or 8.3 (the "Indemnified Party") shall give prompt written notice to an indemnifying party (the "Indemnifying Party") of any Loss in respect of which such Indemnifying Party has a duty to indemnify such Indemnified Party under Sections 8.2 or 8.3 (a "Claim"), specifying in reasonable detail the nature of the Loss for which indemnification is sought, the section or sections of this Agreement or the Exchange and Escrow Agreement to which the Claim relates and the amount of the Loss involved (or, if not then determinable, a reasonable good faith estimate of the amount of the Loss involved), except that any delay or failure so to notify the Indemnifying Party shall only relieve the Indemnifying Party of its obligations hereunder to the extent, if at all, that it is prejudiced by reason of such delay or failure. For purposes of this
Section 8.4, the Indemnified Party under Section 8.3 and the Indemnifying Party under Section 8.2 shall mean the McDATA Representative.

                  (b) If a Claim results from any claim, suit, action or cause of action brought or asserted by a third party (a "Third Party Claim"), the Indemnifying Party shall assume the defense thereof, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of all expenses. The Indemnified Party shall have the right to employ separate counsel in such Third Party Claim and participate in such defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party. If the Indemnifying Party fails to assume the defense of any Third Party Claim within 10 days after notice thereof, the Indemnified Party shall have the right to undertake the defense, compromise or settlement of such Third Party Claim for the account of the Indemnifying Party, subject to the right of the Indemnifying Party to assume the defense of such Third Party Claim with counsel reasonably satisfactory to the Indemnified Party at any time prior to the compromise, settlement or final determination thereof (except that the McDATA Representative shall not have the right to assume the defense of any Third Party Claim the defense of which is not assumed within 10 days after notice thereof). Anything in this Section 8.4 to the contrary notwithstanding, the Indemnifying Party shall not, without the Indemnified Party's prior written consent, settle or compromise any Third Party Claim or consent to the entry of any judgment with respect to any Third Party Claim which would have an adverse effect on the Indemnified Party. The Indemnifying Party may, without the Indemnified Party's prior written consent, compromise or settle any such Third Party Claim or consent to entry of any judgment with respect to any Third Party Claim which requires solely money damages paid by the Indemnifying Party, and which includes as an unconditional term thereof the release by the claimant or the plaintiff of the Indemnified Party from all liability in respect of such Third Party Claim.

                  (c) With respect to any Claim other than a Third Party Claim, the Indemnifying Party shall have ten days from receipt of notice from the Indemnified Party of such Claim within which to respond thereto. If the Indemnified Party does not respond within such ten-day period, the Indemnifying Party shall be deemed to have accepted responsibility to make payment and shall have no further right to contest the validity of such Claim. If the Indemnifying Party notifies the Indemnified Party within such ten-day period that it rejects such Claim in whole or in part, the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party under applicable law.


                                   ARTICLE IX

                         TERMINATION; FEES AND EXPENSES

          Section 9.1  Termination.  This Agreement may be terminated at any
                       -----------
time prior to the Effective Time, (with respect to Sections 9.1(b) through 9.1(i), by written notice by the terminating party to the other party) whether before or after approval of the matters presented in connection with the Merger by the stockholders of McDATA:

                  (a)  by mutual written consent of EMC and McDATA;

                  (b) by either EMC or McDATA if the Merger shall not have been consummated by June 30, 1996 (provided that (i) the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date and (ii) if such date occurs while EMC has extended the Closing pursuant to the proviso in Section 1.7, then such date shall be automatically extended until the first business day immediately following the date to which EMC has so extended the Closing);

                  (c) by either EMC or McDATA if a court of competent jurisdiction or other Governmental Entity shall have issued a nonappealable final order, ruling or injunction or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger (provided that the party seeking to terminate pursuant to this Section 9.1(c) shall have complied with its obligations under Section 6.7 and used its reasonable best efforts to have any such order, ruling, injunction or other action vacated or lifted);

                  (d) by EMC or McDATA, if the requisite vote of the stockholders of McDATA in favor of the Merger Proposal or the Conversion Proposal shall not have been obtained;

                  (e) by EMC, if (i) the Board of Directors of McDATA shall have withdrawn or modified its recommendation of the Merger Proposal or the Conversion Proposal in a manner adverse to EMC or shall have resolved to do any of the foregoing, (ii) the Board of Directors of McDATA shall have recommended to the stockholders of McDATA an Acquisition Transaction (as defined in Section 9.3(f)) or (iii) McDATA or the Board of Directors of McDATA takes any action prohibited by Section 6.1;

                  (f) by EMC or McDATA, if there has been a breach of any representation, warranty, covenant or agreement on the part of the other party set forth in this Agreement, which breach shall not have been cured, in the case of a representation or warranty, prior to the Closing (and which breach would result in the condition to Closing in Sections 7.2(a) or 7.3(a), as the case may be, not being satisfied as of the Closing) or, in the case of a covenant or agreement, within 10 business days following receipt by the breaching party of written notice of such breach from the other party;

                  (g) by McDATA if EMC enters into (or discloses to McDATA an intention to enter into) a definitive agreement to merge or consolidate with another corporation, partnership or other business organization or acquire an equity interest in or assets of another corporation, partnership or other business organization pursuant to which EMC would issue a number of shares of EMC Common Stock (or securities convertible into a number of shares of EMC Common Stock) in excess of 20% of the number of shares of EMC Common Stock outstanding prior to such merger (or cash or other consideration having a value in excess of the market value of 20% of the number of shares of EMC Common Stock outstanding prior to such merger, consolidation or acquisition), consolidation or acquisition and the Board of Directors of McDATA determines in good faith by majority vote that, in light of such merger, consolidation or acquisition, the Merger is no longer in the best interest of McDATA and its stockholders;

                  (h) by EMC if EMC determines in good faith that consummation of the Merger will result in a material adverse change in the business relationship of McDATA with the customer listed on Section 3.15(a) of the McDATA Disclosure Letter; or

                  (i) by McDATA if the Merger shall not have been consummated by February 28, 1996 (provided, that McDATA's right to terminate this Agreement under this Section 9.1(i), (i) shall not be available to McDATA if McDATA's failure to fulfill any obligation under this Agreement, or the nonsatisfaction of any of the conditions in Sections 7.1(a), (b), (c), (d), (e) or (f), has been the cause of or resulted in the failure of the Merger to occur on or before such date, (ii) shall expire, and be of no further force or effect, if not exercised by 5:00 p.m. on the fifth business day after the later of (x) February 28, 1996 or (y) the date all of the conditions in Sections 7.1(a), (b), (c), (d), (e) or
(f) are satisfied (the period from February 28, 1996 through 5:00 p.m. on the fifth business day after the later of (x) or (y) being hereinafter referred to as the "Section 9.1(i) Termination Period") and (iii) shall be exercisable during the Section 9.1(i) Termination Period notwithstanding any extension of the Closing by EMC pursuant to the proviso in Section 1.7).

          Section 9.2  Effect of Termination.  In the event of termination of
                       ---------------------
this Agreement as provided in Section 9.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of EMC, McDATA, Sub or their respective officers, directors, stockholders or affiliates, except (a) as set forth in Section 9.3 and (b) to the extent that such termination results from the willful breach by a party of any of its representations, warranties or covenants set forth in this Agreement and the termination fee payable with respect to such termination for such wilful breach, if any, pursuant to Sections 9.3(b), (c) or (d), as the case may be, shall not have been paid in accordance with Section 9.3(e); provided, that Section 9.3 shall remain in full force and effect and survive any termination of this Agreement.

          Section 9.3  Fees and Expenses.
                       -----------------

                  (a) Except as set forth in this Section 9.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including attorneys' and accountants' fees) shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that EMC and McDATA shall share equally all fees and expenses, other than attorneys' or accountants' fees, incurred in relation to the printing and filing of the Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto.

                  (b) McDATA shall pay EMC (as liquidated damages) a termination fee of $5,000,000 upon the termination of this Agreement (i) by EMC or McDATA pursuant to Section 9.1(d) or (ii) by EMC pursuant to Sections 9.1(e) or (f).

                  (c) EMC shall pay McDATA (as liquidated damages) a termination fee of $5,000,000 upon the termination of this Agreement by McDATA pursuant to Section 9.1(f).

                  (d) If (i) EMC or McDATA shall have terminated this Agreement pursuant to Section 9.1(d) or (ii) EMC shall have terminated this Agreement pursuant to Sections 9.1(e) or (f) and, prior to or within six months after any such termination, McDATA or any of its Subsidiaries shall have, directly or indirectly, entered into a definitive agreement for, or shall have consummated, an Acquisition Transaction, then, in any such case, McDATA shall pay EMC (as liquidated damages) a termination fee of $10,000,000, less any amounts paid by McDATA to EMC pursuant to Section 9.3(b).

                  (e) The fees, if applicable, payable pursuant to Sections 9.3(b), (c) or (d) shall be paid within five business days after the first to occur of the events described in Sections 9.3(b), (c) or (d); provided, that in no event (i) shall McDATA be required to pay the fees to EMC pursuant to Sections 9.3(b) or (d) if, immediately prior to the termination of this Agreement, EMC was in material breach of its obligations under this Agreement or
(ii) shall EMC be required to pay the fee to McDATA pursuant to Section 9.3(c) if, immediately prior to the termination of this Agreement, McDATA was in material breach of its obligations under this Agreement.

                  (f) As used in this Agreement, "Acquisition Transaction" means either (i) a transaction or a merger or other business combination involving McDATA pursuant to which any person (or group of persons) other than EMC or its affiliates (a "Third Party"), acquires 50% or more of the outstanding equity securities of McDATA or the entity surviving such merger or business combination, (ii) any other transaction pursuant to which any Third Party acquires control of assets (including for this purpose the outstanding equity securities of Subsidiaries of McDATA) of McDATA having a fair market value (as determined by the Board of Directors of EMC, in good faith) equal to 50% or more of the fair market value of all the assets of McDATA, and its Subsidiaries, taken as a whole, immediately prior to such transaction or (iii) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

                                   ARTICLE X

                                 MISCELLANEOUS

          Section 10.1  Amendment.  This Agreement may be amended by the parties
                        ---------
hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the Merger Proposal or the Conversion Proposal by the stockholders of McDATA, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

          Section 10.2  Extension; Waiver.  At any time prior to the Effective
                        -----------------
Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

          Section 10.3  Notices.  All notices and other communications hereunder
                        -------
shall be in writing and shall be delivered personally or by next-day courier or telecopied with confirmation of receipt to the parties at the addresses specified below (or at such other address for a party as shall be specified by like notice). Any such notice or other communication shall be effective upon receipt, if personally delivered or telecopied, or one day after delivery to a courier for next-day delivery.

                  (a)  if to EMC or Sub, to

                          EMC Corporation
                          171 South Street
                          Hopkinton, MA  01748-9103
                          Attention:  Edward L. Breslow
                          Telecopy:  (508) 497-8712

                          with a copy to:

                          Skadden, Arps, Slate, Meagher & Flom
                          One Beacon Street
                          Boston, MA  02108
                          Attention:  David T. Brewster
                          Telecopy:  (617) 573-4822

                  (b)  if to McDATA, to

                          McDATA Corporation
                          310 Interlocken Parkway
                          Broomfield, CO  80021-3464
                          Attention:  John F. McDonnell
                          Telecopy:  (303) 460-4472
                          with a copy to:

                          Ireland, Stapleton, Pryor & Pascoe, P.C.
                          Suite 2600
                          1675 Broadway
                          Denver, CO  80202
                          Attention:  John G. Lewis
                          Telecopy:  (303) 623-2062

          Section 10.4  Interpretation.  When a reference is made in this
                        --------------
Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation." As used in this Agreement, the term "affiliate(s)" shall have the meaning set forth in Rule 12b-2 of the Exchange Act.

          Section 10.5  Counterparts.  This Agreement may be executed in two or
                        ------------
more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

          Section 10.6  Entire Agreement; No Third Party Beneficiaries.  This
                        ----------------------------------------------
Agreement (including the documents and the instruments referred to herein, including the Confidentiality Agreement) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) except as provided in Sections 8.2 and 8.3, is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

          Section 10.7  Governing Law.  This Agreement shall be governed and
                        -------------
construed in accordance with the laws of the State of Delaware without regard to any applicable conflicts of law.

          Section 10.8  Severability.  In case any one or more of the provisions
                        ------------
contained in this Agreement should be invalid, illegal or unenforceable in any respect against a party hereto, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby and such invalidity, illegality or unenforceability shall only apply as to such party in the specific jurisdiction where such judgment shall be made.

          Section 10.9  Assignment.  Neither this Agreement nor any of the
                        ----------
rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

          IN WITNESS WHEREOF, EMC, Sub and McDATA have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.


                                 EMC CORPORATION


                                 By/s/ Michael C. Ruettgers
                                   -----------------------------
                                  Name:  Michael C. Ruettgers
                                  Title: President and
                                              Chief Executive Officer


                                 EMC MERGER CORPORATION 1995


                                 By/s/ Paul T. Dacier
                                   -----------------------------
                                  Name:  Paul T. Dacier
                                  Title: Vice President


                                 MCDATA CORPORATION


                                 By/s/ John F. McDonnell
                                   -----------------------------
                                  Name:  John F. McDonnell
                                  Title: Chief Executive Officer
                                              and President


          The undersigned agrees, as the McDATA Representative, to be bound by
Article VIII and, insofar as applicable to Article VIII, by Article X.



                                 /s/ John F. McDonnell
                                 -------------------------------
                                 Name:  John F. McDonnell